UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Portland General Electric Company
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:
(2)	Aggregate number of securities to which the transaction applies:
(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of the transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

NOTICE OF 2019 ANNUAL MEETING & PROXY STATEMENT

APRIL 24, 2019

PGE

March 14, 2019

To our shareholders:

On behalf of the Board of Directors, we are pleased to invite you to Portland General Electric Company’s 2019 Annual Meeting of Shareholders. The meeting will be held at 10:00 a.m. Pacific Time on Wednesday, April 24, 2019, in the Conference Center Auditorium located at Two World Trade Center, 25 SW Salmon Street, Portland, Oregon 97204.
Details of the business we plan to conduct at the meeting are included in the attached Notice of Annual Meeting of Shareholders and proxy statement. Only holders of record of PGE common stock at the close of business on February 28, 2019 are entitled to vote at the meeting. Your vote is very important. Regardless of the number of shares you own, we encourage you to participate in the affairs of the company by voting your shares at this year’s annual meeting. Even if you plan to attend the meeting, it is a good idea to vote your shares before the meeting.
We hope you will find it possible to attend this year’s annual meeting, and thank you for your interest in PGE and your participation in this important annual process.
Cordially,

Jack E. Davis Chair

Maria M. Pope President and Chief Executive Officer

Portland General Electric Company
Notice of 2019 Annual Meeting of Shareholders

Date	April 24, 2019

Time	10:00 am Pacific Time

Place	Conference Center Auditorium Two World Trade Center 25 SW Salmon Street Portland, Oregon 97204

Items of Business
1. To elect the 11 director nominees named in this proxy statement
2. To ratify the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm for fiscal year 2019
3. To approve, in a non-binding vote, the compensation of the company's named executive officers
4. To transact any other business that may properly come before the meeting

Record Date	February 28, 2019 Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Attendance at the Meeting
Photo ID required. If you own shares in the name of a broker, bank or other nominee, you will need an account statement or letter from your broker, bank or nominee indicating that you owned shares of company stock on the record date.

Your vote is important. Please read this proxy statement and then, whether or not you expect to attend the annual meeting, and no matter how many shares you own, vote your shares as promptly as possible. You can vote by proxy over the internet, by mail, or by telephone by following the instructions provided in this proxy statement. If you attend the meeting, you may vote in person, even if you have previously submitted a proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Nora E. Arkonovich
Corporate Secretary

Portland, Oregon
Dated, mailed and made available on the internet on or about March 14, 2019

Proxy Statement Table of Contents

Proxy Statement Summary
This proxy statement is being furnished to you by the Board of Directors of Portland General Electric Company (“PGE” or the “company”) to solicit your proxy to vote your shares at our 2019 Annual Meeting of Shareholders. This proxy statement was first sent or made available to shareholders on or about March 14, 2019.
Meeting Information
Date and Time:        April 24, 2019, 10:00 a.m. Pacific Time
Place:            Conference Center Auditorium
Two World Trade Center
25 SW Salmon Street
Portland, Oregon 97204
Record Date:        February 28, 2019
Voting Matters and Board Recommendations

Proposal	Vote the Board Recommends	Reasons for Recommendation	See Page

1. Election of 11 director nominees	FOR	The Board of Directors believes that the board’s 11 nominees possess the expertise, experience and ability to effectively monitor company performance and ensure that the long-term interests of our stakeholders are being served.	4

2. Ratification of appointment of Deloitte & Touche as our independent registered public accounting firm	FOR	Based on our assessment of the qualifications and performance of Deloitte & Touche, the Board of Directors believes that retention of the firm as the company’s independent registered public accounting firm for 2019 is in the best interest of the company.	9

3. Advisory vote on executive compensation	FOR	The Board of Directors believes that our compensation policies and practices help us achieve our goals of rewarding strong and sustained financial and operating performance and leadership excellence, and aligning our executives' long-term interests with those of our stakeholders.	10
PROPOSAL 1: ELECTION OF DIRECTORS
We are asking our shareholders to elect the following 11 director nominees.

Name	Age	Director Since	Independent	Committee Memberships
				AC	FC	NC	CC
John W. Ballantine	73	2004	yes		✓		✓
Rodney L. Brown, Jr.	63	2007	yes		✓	✓
Jack E. Davis, Chair	72	2012	yes			✓
Kirby A. Dyess	72	2009	yes	✓			Chair
Mark B. Ganz	58	2006	yes	✓			✓
Kathryn J. Jackson	61	2014	yes		✓		✓
Michael H. Millegan	60	2019	yes	✓	✓
Neil J. Nelson	60	2006	yes	Chair			✓
M. Lee Pelton	68	2006	yes		✓	Chair
Maria M. Pope	54	2018	no
Charles W. Shivery	73	2014	yes	✓	Chair
AC = Audit Committee        NC = Nominating and Corporate Governance Committee
FC - Finance Committee        CC = Compensation and Human Resources Committee

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
We are asking our shareholders to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for 2019. The table below shows the fees billed by Deloitte for services provided to the company in 2017 and 2018.

	2017	2018
Audit Fees	$1,665,725	$1,747,880
Audit-Related Fees	99,000	25,000
Tax Fees	—	15,404
All Other Fees	3,790	3,790
Total	$1,768,515	$1,792,074

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking shareholders to approve, on an advisory basis, our executive officer compensation. Some of the features of our executive compensation program that we believe help enable the company to achieve its strategic goals include:

•	Significant percentage of executive compensation at risk.

•	Incentive pay based on quantifiable company performance measures.

•	Balanced focus on financial results and operations.

•	Stock ownership guidelines that align executives’ interests with those of shareholders.

•	Low burn rate (the rate at which equity incentive awards are made).

•	Sound compensation governance practices, including an independent compensation consultant that reports directly to the Compensation and Human Resources Committee.

These features are reflected in the 2018 compensation of our named executive officers, which is described in the Compensation Discussion and Analysis section of this proxy statement and the related executive compensation tables. See pages 22 to 46 of this proxy statement.

Proposal 1: Election of Directors
Annual Election of Directors
Members of our Board of Directors are elected annually by the company’s shareholders. Our board currently consists of 12 directors; however, director David A. Dietzler, who has been on our board since 2006, will not be standing for reelection and will no longer be a director following the election of directors at our annual meeting. Our bylaws authorize the Board of Directors to determine the size of the board and, in light of Mr. Dietzler’s retirement from our board, the board has reduced the number of directors from 12 to 11, effective upon the election of directors at the annual meeting.
The Board of Directors has nominated all 11 of the other current directors to stand for election at the annual meeting. The biographies of our nominees are provided in the section below. Our slate of nominees brings to our board a diverse range of expertise and experience, both within and outside our industry. All of our nominees have held senior leadership roles at public companies and other institutions, providing them with extensive knowledge and experience in the areas of critical importance to our company, including strategic planning, financial reporting, compliance, risk management, corporate governance, and talent and leadership development. All of our nominees have a reputation for integrity, honesty and adherence to high ethical standards.
If any director is unable to stand for election, the board may reduce the number of directors or designate a substitute. If the board designates a substitute, shares represented by proxies will be voted for the substitute director. All of our nominees have agreed to serve if elected and we do not expect that any nominee will be unavailable or unwilling to serve.
The board’s slate of nominees satisfies the New York Stock Exchange (“NYSE”) listing standards for board composition and majority director independence. See the section below entitled “Director Independence” for more information about director independence.

Director Nominees

John W. Ballantine, age 73, director since February 2004; member of the Finance Committee and of the Compensation and Human Resources Committee
Background. Mr. Ballantine has been an active, self-employed private investor since 1998, when he retired from First Chicago NBD Corporation, where he had most recently served as Executive Vice President and Chief Risk Management Officer. During his 28-year career with First Chicago, Mr. Ballantine was responsible for international banking operations, New York operations, Latin American banking, corporate planning, U.S. financial institutions business, and a variety of trust operations. Mr. Ballantine is a member of the board of directors of DWS Funds, where he serves as chair of the Contract Committee. He is a past director of other public companies, including Healthways Inc., where he served as Chairman of the Board from May 2011 to June 2014.
Qualifications. Mr. Ballantine’s qualifications to serve on our board include his extensive experience in finance and risk management, his experience in various executive and leadership roles for First Chicago NBD Corporation, as well as his experience on the boards of other companies. Mr. Ballantine’s expertise in finance and risk management is of great value to the board, given the company’s significant capital programs and focus on enterprise risk management.

Rodney L. Brown, Jr., age 63, director since February 2007; member of the Nominating and Corporate Governance Committee and the Finance Committee
Background. Mr. Brown is a founding partner of Cascadia Law Group PLLC, a Seattle, Washington law firm that specializes in environmental law in the Pacific Northwest. He is the principal author of Washington’s Superfund law, the Model Toxics Control Act, and has worked for years to reform and improve the environmental regulatory system. From 1992 to 1996, Mr. Brown was a Managing Partner at the Seattle office of Morrison & Foerster, LLP, a large international law firm.
Qualifications. Mr. Brown’s qualifications to serve on our board include his experience as an environmental lawyer, his extensive knowledge of environmental laws and regulations, his knowledge of government and public affairs, and his experience as a management consultant for organizations handling large infrastructure projects and projects with challenging environmental issues.

Jack E. Davis, age 72, director since June 2012; Chair and member of the Nominating and Corporate Governance Committee
Background. Mr. Davis served as Chief Executive Officer of Arizona Public Service Company (“APS”), Arizona’s largest electricity provider, from September 2002 until his retirement in March 2008, and as President of APS from October 1998 to October 2007. During his 35 years at APS, Mr. Davis held executive and management positions in various areas of the company, including commercial operations, generation and transmission, customer service, and power operations. Mr. Davis also served as President and Chief Operating Officer of Pinnacle West Capital Corporation (”Pinnacle West”), the parent company of APS, from September 2003 to March 2008. He served as a director of APS from October 1998 to May 2008, and a director of Pinnacle West from January 2001 to March 2008. Mr. Davis has also served on the boards of the Edison Electric Institute and the National Electric Reliability Council, and as Chair of the Western Systems Coordinating Council.
Qualifications. Mr. Davis’ qualifications to serve on our board include his in-depth knowledge of the utility industry, including utility regulation, line and generation operations, and safety and environmental matters, his extensive leadership experience gained in senior executive positions at APS and Pinnacle West, and his knowledge and experience from serving on other public company boards.

Kirby A. Dyess, age 72, director since June 2009; Chair of the Compensation and Human Resources Committee and member of the Audit Committee
Background. Ms. Dyess is a principal in Austin Capital Management LLC, where she evaluates, invests in, and assists early stage companies in the Pacific Northwest. Prior to forming Austin Capital Management LLC in 2003, Ms. Dyess spent 23 years in various executive and management positions at Intel Corporation, most recently serving as Corporate Vice President of Intel Corporation from 1994 to 2002. Her previous assignments included Director of Intel Capital Operations from June 2001 to December 2002, Director of Strategic Acquisitions/New Business Development from November 1996 to June 2001, and Director of Worldwide Human Resources from January 1993 to November 1996. She is also currently a member of the boards of Prolifiq Software and the Oregon Community Foundation. She has previously served on the boards of directors of Itron, Inc., Compli, Menasha Corporation, Merix Corporation, and Viasystems Group, Inc.
Qualifications. Ms. Dyess’ qualifications to serve on our board include the experience she acquired during her career at Intel Corporation in the areas of risk management, human resources, operations, government relations, mergers and acquisitions, sales and marketing, information technology, and the initiation of start-up businesses, and her extensive experience serving on boards of other companies.

Mark B. Ganz, age 58, director since January 2006; member of the Audit Committee and the Compensation and Human Resources Committee
Background. Mr. Ganz has served since 2003 as President and since 2004 as President and Chief Executive Officer of Cambia Health Solutions, Inc. (“Cambia”), a parent corporation of 22 companies offering products and services across the U.S. in the health care sector. Mr. Ganz has held various positions with Cambia, including chief legal officer, corporate secretary, and chief compliance officer. Mr. Ganz is a member of the boards of directors of Cambia; Echo Health Ventures, a joint venture between Cambia and BlueCross BlueShield of North Carolina; the Oregon Business Council; Greater Portland Inc, a regional economic development corporation; Blue Cross and Blue Shield Association; America’s Health Insurance Plans (where he previously served as board chair); the Western Conference of Prepaid Health Plans; and the University of Portland Board of Regents.
Qualifications. Mr. Ganz’s qualifications to serve on our board include his experience overseeing multiple companies within a large diversified corporate group, his knowledge of health care as a regulated industry, his experience in various executive roles, his 29 years of experience in the practice of corporate and regulatory law, and his expertise in executive compensation and compensation structures, corporate governance, and ethics and compliance programs.

Kathryn J. Jackson, Ph.D., age 61, director since April 2014; member of the Finance Committee and Compensation and Human Resources Committee
Background. Dr. Jackson has served since January 2016 as the Director of Energy and Technology Consulting at KeySource, Inc., where she provides consulting services to clients in business growth, technology development and energy services. Dr. Jackson previously served as Chief Technology Officer and Senior Vice President at RTI International Metals, Inc. from June 2014 to July 2015; as the Chief Technology Officer and Senior Vice President of Research & Technology at Westinghouse Electric Company, LLC from 2009 to 2014; and as the Vice President of Strategy, Research & Technology from 2008 to 2009. Prior to joining Westinghouse Electric Company, LLC, Dr. Jackson worked for 17 years at the Tennessee Valley Authority, where she held various executive positions. She is a current director of Cameco Corporation and has previously served as a director of Hydro One Inc., Rice Energy, Inc., and the Independent System Operator of New England.
Qualifications.  Dr. Jackson’s qualifications to serve on our board include her background in engineering, her experience in senior executive roles and as a member of the board of the Independent System Operator of New England, and her knowledge and experience in the areas of technology, large capital projects, contracts and vendor negotiations, generation facilities and energy trading operations, research and development on utility assets and systems, and environmental health and safety.

Michael H. Millegan, age 60, director since January 2019; member of the Audit Committee and the Finance Committee
Background. Mr. Millegan is the founder and Chief Executive Officer of Millegan Advisory Group-3, where he advises early-stage companies on strategy that drives technology innovation and shareholder value. Previously, he held a variety of executive leadership and management positions within Verizon, where he led large-scale and large-scope business units. As president of Verizon Global Wholesale Group, he was responsible for $11 billion in sales revenue, 13,000 employees and $1 billion in annual capital spending. He is a director of Wireless Technology Group and a strategic advisor and investor in Windpact, Inc.
Qualifications. Mr. Millegan’s qualifications to serve on our board include his experience overseeing significant business units within a large corporate group, his experience in various executive and management roles, and his background in operations in a regulated industry, global sales and marketing, digital media platforms, network infrastructure deployment, cloud computing, cybersecurity, and supply chain management and operations.
.

Neil J. Nelson, age 60, director since October 2006; Chair of the Audit Committee and member of the Compensation and Human Resources Committee
Background. Mr. Nelson has served as President of Siltronic Corporation, a global leader in the market for hyperpure silicon wafers and a partner to many top-tier chip manufacturers, since July 2003. He previously served as Vice President of Operations of Siltronic from 2000 to 2003. Mr. Nelson is a member of the board of directors of Siltronic Corporation. Mr. Nelson has also served as Chair and Vice Chair of Oregon Business and Industry (formerly Associated Oregon Industries).
Qualifications. Mr. Nelson’s qualifications to serve on our board include his experience in overseeing company-wide and divisional operations for Siltronic Corporation and divisional operations for Mitsubishi Silicon America, his experience in overseeing manufacturing operations at the department, division and company-wide levels, his experience in risk oversight and environmental issues, his experience overseeing safety systems and the financial reporting process for Siltronic Corporation, and his experience in developing and overseeing compensation programs.

M. Lee Pelton, Ph.D., age 68, director since January 2006; Chair of the Nominating and Corporate Governance Committee and member of the Finance Committee
Background. Dr. Pelton has served as President of Emerson College in Boston, Massachusetts since July 2011. Prior to joining Emerson College, Dr. Pelton served as President of Willamette University in Salem, Oregon from July 1999 to July 2011, and as Dean of Dartmouth College from 1991 until 1998. Prior to 1991, he held faculty and administrative posts at Colgate University and Harvard University. Dr. Pelton is a past director of PLATO Learning, Inc.
Qualifications.  Dr. Pelton’s qualifications to serve on our board include his experience in leadership positions at several universities, his connections to the academic community, his knowledge in the area of university relations and collaborations, his experience serving on boards of other companies, and the unique perspective he brings to various issues considered by the board as a result of his academic background and accomplishments.

Maria M. Pope, age 54, director since January 1, 2018
Background. Ms. Pope is President and Chief Executive Officer of Portland General Electric Company. She was appointed President on October 1, 2017 and Chief Executive Officer on January 1, 2018. She previously served from March 2013 to October 2017 as Senior Vice President of Power Supply, Operations and Resource Strategy, overseeing PGE's generation plants, energy supply portfolio, and long-term resource strategy. Ms. Pope joined PGE in 2009 as Senior Vice President of Finance, Chief Financial Officer and Treasurer. She served on PGE’s Board of Directors from 2006 to 2008. Prior to joining PGE, she served as Chief Financial Officer for Mentor Graphics Corporation and held senior operating and finance positions within the forest products and consumer products industries. She began her career in banking with Morgan Stanley. Ms. Pope also currently serves on the board of directors of Umpqua Holdings Corporation, and Pope Resources, LP., as well as the Edison Electric Institute, the Oregon Business Council, and the Oregon Global Warming Commission. She is a past director of TimberWest Forest Corp., Premera Blue Cross, the Oregon Health Science University governing board, the Oregon Symphony and the Council of Forest Industries.
Qualifications. Ms. Pope’s qualifications to serve on our board include her current role as President and Chief Executive Officer; her extensive knowledge of the company and the utility industry; her diverse leadership experience in business and financial roles; and her corporate and civic board experience.

Charles W. Shivery, age 73, director since February 2014; Chair of the Finance Committee and member of the Audit Committee
Background. Mr. Shivery served as Chairman, President and Chief Executive Officer of Northeast Utilities, New England’s largest utility system, from March 2004 until his retirement in April 2012 following the completion of the merger between Northeast Utilities and NSTAR. Following his retirement, he served as chairman of the board of Northeast Utilities from April 2012 to October 2013, and as a member of the board from October 2013 to May 2014. From 2007 to 2012, Mr. Shivery also served as chairman of the boards of several wholly-owned subsidiaries of Northeast Utilities, including The Connecticut Light and Power Company, Public Service Company of New Hampshire, Western Massachusetts Electric Company, and Yankee Gas Services Company. Prior to joining Northeast Utilities in 2002, Mr. Shivery worked for 29 years at Constellation Energy Group, Inc. and its wholly-owned subsidiary, Baltimore Gas & Electric Company, where he served in various executive positions, including Co-President of Constellation Energy Group. From July 2009 to April 2018, Mr. Shivery served as a director of Webster Financial Corporation.
Qualifications. Mr. Shivery’s qualifications to serve on our board include his extensive knowledge of utility finance and operations, including safety and environmental programs, based on his nearly 40 years of experience in the utility industry, and his senior management level experience in capital, financial and credit markets throughout his career at Constellation Energy and Northeast Utilities.

Directors are elected by a majority of the votes cast at the annual meeting. Election by a majority means that a director nominee is elected if the number of votes cast “FOR” such director nominee exceeds the number of votes cast “AGAINST” such director nominee. If a director fails to receive a majority of “FOR” votes, he or she must tender his or her resignation. See “Director Resignation Policy” on page 12.

The Board of Directors unanimously recommends a vote “for” each nominee for election to the Board of Directors.

Proposal 2: Ratification of the Appointment of Independent Registered Accounting Firm
The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the consolidated financial statements of PGE and its subsidiaries for the fiscal year ending December 31, 2019 and to audit the effectiveness of the company’s internal control over financial reporting as of December 31, 2019.
The Audit Committee carefully considered the firm’s qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, the issues raised by the most recent quality control review, the coordination of the firm’s efforts with our internal audit department and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the rules of the Securities and Exchange Commission (“SEC”) and the Public Company Accounting Oversight Board (“PCAOB”) on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of those services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with Deloitte in all of these respects.
Under NYSE and SEC rules, and the Audit Committee Charter, the Audit Committee is directly responsible for the selection, appointment, compensation, and oversight of the company’s independent registered public accounting firm and is not required to submit this appointment to a vote of the shareholders. The Board of Directors, however, considers the appointment of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the appointment of Deloitte for ratification by the shareholders as a matter of good corporate practice. One or more representatives of Deloitte are expected to be present at the annual meeting and will have an opportunity to make a statement and respond to appropriate questions from shareholders. In the event that our shareholders fail to ratify the appointment, it will be considered as a direction to the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.
Ratification of the appointment of Deloitte as the company’s independent registered public accounting firm will require that the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.

The Board of Directors unanimously recommends a vote “for” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Proposal 3: Advisory Vote on Executive Compensation
As described in detail in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation programs are designed to attract and retain our executive officers and to provide them with incentives to advance the interests of our key stakeholders, which include our customers, our shareholders, our employees, and the communities we serve.
We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting to approve the resolution set forth below. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the shareholders of the Portland General Electric Company (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosure in the proxy statement for the Company’s 2019 Annual Meeting of Shareholders.”
Approval of this proposal will require that the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal.
The vote on this proposal is advisory, and therefore not binding on the company, the Compensation and Human Resources Committee or the Board of Directors. However, we value the opinions of our shareholders and to the extent there is a significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation and Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote “for” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

Corporate Governance
Board of Directors
BOARD GOVERNANCE OVERVIEW
Our company is governed by our Board of Directors and committees of the Board of Directors that meet throughout the year. The board’s goal is to build long-term value for the company’s shareholders and to ensure the vitality of the company for its customers, employees and the other individuals and organizations who depend on the company. To achieve these goals the board advises management on the development of company strategy and provides oversight of the company’s performance in relation to its strategic plan.

Our board is committed to sound governance practices and has adopted Corporate Governance Guidelines to establish the governance framework for the management of the company. Our Corporate Governance Guidelines address, among other matters, the role of our board, board membership criteria, director retirement policies, director independence criteria, director and officer stock ownership requirements, board committees, and leadership development. In addition to our Corporate Governance Guidelines, the Board of Directors has adopted the following documents to establish our governance policies and practices:

•	Code of Business Ethics and Conduct;

•	Board Committee charters;

•	Related Person Transactions Policy;

•	Process for Handling Communications to the Board of Directors and Board Committees; and

•	Code of Ethics for Chief Executive and Senior Financial Officers.
These documents are published under the “Corporate Governance” section of our website at www.investors.portlandgeneral.com and are available in print to shareholders, without charge, upon request to Portland General Electric Company at its principal executive offices at 121 SW Salmon Street, 1WTC1301, Portland, Oregon 97204, Attention: Corporate Secretary.
BOARD LEADERSHIP STRUCTURE
We separate the roles of Chief Executive Officer and Chair of the Board of Directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for developing and implementing our strategic direction and providing day-to-day leadership of the company. Our Chair provides leadership to the board in approving the company’s strategic direction and advising and overseeing management in its execution of our strategy. Our Chair also provides leadership in defining the board’s structure and activities in the fulfillment of its responsibilities, sets the board meeting agendas with board and management input, and presides over meetings of the Board of Directors and shareholders. While our bylaws and Corporate Governance Guidelines do not require that our Chair and Chief Executive Officer positions be separate, the board believes that having separate positions and having an independent outside director serve as Chair is the appropriate leadership structure for the company at this time. Jack E. Davis, our current Chair, is an independent director as defined in the NYSE listing standards and the company’s Categorical Standards for Determination of Director Independence.
SELECTION OF CANDIDATES FOR BOARD MEMBERSHIP
The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the board for election as directors. Board nominees are identified through a retained search firm, suggestions from current directors and shareholders, and through other methods including self-nominations. For example, our newest director, Michael H. Millegan, was recommended by a third-party search firm prior to his nomination and election to the Board of Directors.
The committee believes it is important that the board represent a diversity of backgrounds and experience, including gender and racial diversity. In addition to considering a nominee’s contribution to the balance of skills and perspectives on the board, the committee considers a variety of criteria for board membership, including:

•	Demonstration of significant accomplishment in a candidate’s field;

•	Ability to make a meaningful contribution to the board's oversight of the business and affairs of the company;

•	Reputation for honesty and ethical conduct in a candidate’s personal and professional activities;

•	Relevant background and knowledge in the utility industry, including knowledge of safety and environmental issues;

•	Experience and skills in areas important to the operation of the company; and

•	Business judgment, time availability, including the number of other boards of public companies on which a nominee serves, and potential conflicts of interest.

In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders, taking into consideration the needs of the board and the qualifications of the candidate. To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The shareholder’s name and evidence of ownership of PGE common stock, including the number of shares owned and the length of time of ownership; and

•
The candidate’s name, resume or listing of qualifications to be a director and consent to be named as a director nominee if selected by the Nominating and Corporate Governance Committee and nominated by the board.

The shareholder recommendation and information described above must be sent to the Chair of the Nominating and Corporate Governance Committee, in care of our Corporate Secretary, at Portland General Electric Company, 121 SW Salmon Street, 1WTC1301, Portland, Oregon 97204.
The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a shareholder or identified in some other manner. Once a person has been identified by the Nominating and Corporate Governance Committee as a candidate, the committee may collect and review publicly available information to assess whether the person should be considered further. If the committee determines that the person warrants further consideration, the committee chair or another member of the committee will contact the person. Generally, if the person expresses a willingness to be a candidate and to serve on the board, the Nominating and Corporate Governance Committee may request information from the candidate, review the candidate’s accomplishments and qualifications, and compare them to the accomplishments and qualifications of any other candidates under consideration. The committee may also choose to interview the candidate. In certain instances, committee members may contact a candidate’s references or contact individuals with greater first-hand knowledge of the candidate’s accomplishments.
DIRECTOR RESIGNATION POLICY
The Company has adopted a director resignation policy, which is described in our Corporate Governance Guidelines. Under the policy, any director nominee who fails to receive a majority vote in an uncontested election is expected to tender his or her resignation within five days following the certification of the election results. The Nominating and Corporate Governance Committee will consider the offer of resignation and, within 45 days following the date of the election of directors, recommend to the board whether to accept or reject the offer of resignation. The committee will base its decision on factors the committee deems relevant, including the stated reason or reasons why shareholders voted against the director’s reelection and whether the director’s resignation from the board would be in the best interests of the company and its shareholders. The board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days after the date of the shareholders’ meeting at which the election of directors occurred. A director who was required to tender his or her resignation may not participate in the deliberations or decision regarding his or her offer of resignation. Within four business days after the board’s decision with respect to an offer of resignation, the Company will publicly disclose the board’s decision and, if applicable, reasons for rejecting the offer of resignation, in a Form 8-K filed with the SEC.
DIRECTOR INDEPENDENCE
For a director to be considered independent under the NYSE corporate governance listing standards, the Board of Directors must affirmatively determine that the director does not have any direct or indirect material relationship with the company, including any of the relationships specifically proscribed by the NYSE independence standards. The board considers all relevant facts and circumstances in making its independence determinations. Only independent directors may serve on our Audit Committee, Compensation and Human Resources Committee, and Nominating and Corporate Governance Committee.
In addition to complying with NYSE independence standards, our Board of Directors has adopted a formal set of categorical standards with respect to the determination of director independence. Under our Categorical Standards for Determination of Director Independence, a director must be determined to have no material relationship with the company other than as a director. These standards specify the criteria by which the independence of our directors will be determined, including guidelines for directors and their immediate families with respect to past employment or affiliation with the company, its customers or its independent registered public accounting firm. The standards also restrict commercial and not-for-profit relationships with the company, and prohibit Audit Committee members from having any accounting, consulting, legal, investment banking or financial advisory relationships with the company. Directors may not be given personal loans or extensions of credit by the company, and all directors are required to deal at arm’s length with the company and its subsidiaries, and to disclose any circumstance that may result in the director no longer being considered independent. The full text of our Categorical Standards for Determination of Director Independence is published as an addendum to our Corporate Governance Guidelines, which are available under the “Corporate Governance” section of our website at www.investors.portlandgeneral.com.
During its review of director independence, the board considered whether there were any transactions or relationships between the company and any director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). As part of its review of director independence, the board considered Mark B. Ganz’ position as President and Chief Executive Officer and a director of Cambia Health Solutions, Inc. (“Cambia”) and Cambia’s business relationship with the company during the last three fiscal years. PGE and Local Union No. 125 of the International Brotherhood of Electrical Workers have established a trust that is partly funded by PGE to provide health and welfare benefits to employees and retirees who are covered by one of the collective bargaining agreements between PGE and the union. By action of the Board of Trustees that administers the trust, the trust engaged Regence BlueCross BlueShield of Oregon, a subsidiary of Cambia, to provide health products and services. The board also considered whether there were charitable contributions to not-for-profit organizations for which a director or an immediate family member of a director serves as a board member or executive officer. In addition, the board considered that in the ordinary course of our business we provide electricity to some directors and entities with which they are affiliated on the same terms and conditions as provided to other customers of the company.
As a result of this review, the board affirmatively determined that the following directors nominated for election at the annual meeting are independent under the NYSE listing standards and our independence standards: John W. Ballantine, Rodney L. Brown, Jr., Jack E. Davis, Kirby A. Dyess, Mark B. Ganz, Kathryn J. Jackson, Michael H. Millegan, Neil J. Nelson, M. Lee Pelton and Charles W. Shivery. Also, the board previously determined that David A. Dietzler was independent under the NYSE listing standards and our independence standards.
The board determined that Maria M. Pope is not independent because of her employment as the company’s President and Chief Executive Officer.
BOARD OVERSIGHT OF RISK
The Board of Directors is responsible for overseeing the company’s Enterprise Risk Management Program, with particular emphasis on the most significant risks facing the company. Day-to-day management of risks is the responsibility of management. To fulfill its responsibilities in this area, management has established an Executive Risk Committee, whose responsibilities include the following:

•	Guiding and supporting the Enterprise Risk Management Program strategy and framework;

•	Overseeing and ensuring the adequacy of the Company's risk governance structure;

•	Guiding and supporting a risk intelligent approach to decision-making, an open dialogue concerning risk, and a culture of accountability for managing risk;

•	Overseeing the execution of the risk management process, including the identification and assessment of the Company's risks;

•	Overseeing and directing risk monitoring activities;

•	Providing support and oversight of the collection, storage, and reporting of risk data; and

•	Assisting the Board of Directors in fulfilling its risk oversight duties and responsibilities.
The Executive Risk Committee is aided in its work by various subcommittees, including a Risk Panel, which is responsible for executing an annual corporate-wide risk assessment, the results of which are used to establish goals and priorities for the next year.
The role of the Board of Directors in the company’s risk oversight process includes receiving regular reports from management on areas of material risk, including operational, safety, environmental, financial, legal, regulatory, and strategic risks. These reports provide insight on the material risks faced by the company and help the board understand and provide input regarding the company’s risk management framework and risk mitigation strategies and processes.
While the board has ultimate responsibility for oversight of risk management, various committees of the board assist it in fulfilling its oversight responsibilities for certain areas of risk:

•
The Audit Committee oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The committee assists the board in fulfilling its risk management oversight responsibilities by reviewing a variety of reports, including an annual report on the company’s environmental risk mitigation program, and quarterly reports from the company’s Internal Audit department, subcommittees of the company’s Executive Risk Committee, and other members of the management team.

•
The Compensation and Human Resources Committee is responsible for overseeing the management of risks arising from the company’s compensation and human resources policies and programs. The committee has engaged its independent compensation consultant to perform an annual review of risks associated with the company’s incentive compensation plans and practices. The committee also receives reports from management at least annually on the company’s safety, workforce management, pay equity, and diversity and inclusion programs and results.

•
The Nominating and Corporate Governance Committee assists the board in overseeing the management of risks associated with board organization, membership, and structure; succession planning for directors; and corporate governance.

•
The Finance Committee assists the board in overseeing the management of risks associated with the company’s power operations and energy trading, capital projects, finance activities, credit and liquidity, and benefit plan investments.

BOARD MEETINGS
Directors are expected to attend all board meetings and meetings of committees on which they serve, as well as the annual shareholders’ meeting. During 2018, each director attended all of the meetings of the Board of Directors and meetings held by all committees on which the director served. All of the directors also attended the 2018 annual meeting of shareholders. There were four meetings of the Board of Directors in 2018.

Under our Corporate Governance Guidelines, the non-management directors must meet in executive session without management at least quarterly. The Chair of the board presides over these executive sessions. The non-management directors met in executive session four times in 2018, generally at the end of each regular quarterly board meeting. In the event that the non-management directors include directors who are not independent under the NYSE listing standards, our Corporate Governance Guidelines require the independent directors to meet separately in executive session at least once a year. Throughout 2018, all of our non-management directors were independent under the NYSE listing standards. Accordingly, the four meetings of our non-management directors in 2018 also constituted meetings of our independent directors.

Board Committees
STANDING COMMITTEES AND COMMITTEE MEMBERSHIP
The Board of Directors has four standing committees:

•	the Audit Committee,

•	the Nominating and Corporate Governance Committee,

•	the Compensation and Human Resources Committee, and

•	the Finance Committee.
Current copies of the charters for each of these committees are available under the “Corporate Governance” section of our website at www.investors.portlandgeneral.com. The Board of Directors has determined that each of the members of these four committees is an independent director under the New York Stock Exchange listing standards.
The table below provides membership information for each of these standing committees as of March 1, 2019.

Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation and Human Resources Committee	Finance Committee
John W. Ballantine			✓	✓
Rodney L. Brown, Jr.		✓		✓
Jack E. Davis		✓
David A. Dietzler	✓	✓
Kirby A. Dyess	✓		Chair
Mark B. Ganz	✓		✓
Kathryn J. Jackson			✓	✓
Michael H. Millegan	✓			✓
Neil J. Nelson	Chair		✓
M. Lee Pelton		Chair		✓
Charles W. Shivery	✓			Chair
AUDIT COMMITTEE
The Audit Committee met four times in 2018. Under the terms of its charter, the Audit Committee must meet at least once each quarter. The committee regularly meets separately with management, our internal auditor and our independent registered public accounting firm. The responsibilities of the committee include:

•	Retaining our independent registered public accounting firm;

•	Evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	Overseeing matters involving accounting, auditing, financial reporting, and internal control functions, including the integrity of our financial statements and internal controls;

•
Approving audit and permissible non-audit service engagements to be undertaken by our independent registered public accounting firm through the pre-approval policies and procedures adopted by the committee;

•	Reviewing the performance of our internal audit function;

•
Reviewing the company’s annual and quarterly financial statements and the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q and recommending to the Board of Directors whether the financial statements should be included in the annual report on Form 10-K;

•	Overseeing matters related to the legal compliance functions of the company; and

•	Assisting the board in fulfilling its responsibility to oversee our Enterprise Risk Management Program.
The committee has the authority to secure independent expert advice to the extent the committee determines it to be appropriate, including retaining independent counsel, accountants, consultants or others, to assist the committee in fulfilling its duties and responsibilities.
The Board of Directors has determined that Mr. Dietzler, Mr. Nelson and Mr. Shivery are “audit committee financial experts” as that term is defined under SEC rules.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The Nominating and Corporate Governance Committee met five times in 2018. Under the terms of its charter, the committee must meet at least two times annually. The responsibilities of the committee include:

•	Identifying and recommending to the board individuals qualified to serve as directors and on committees of the board;

•	Advising the board with respect to board and committee composition and procedures;

•	Developing and recommending to the board a set of corporate governance guidelines and reviewing such guidelines at least annually;

•	Reviewing the succession plans for the Chief Executive Officer and senior officers either as a committee, or together with the full board; and

•	Overseeing the self-evaluation of the board and coordinating the evaluations of the board committees.
The committee may retain search firms to identify director candidates, and has the sole authority to approve the search firm’s fees and other retention terms. The committee also may retain independent counsel or other consultants or advisers as it deems necessary to assist in its duties to the company.
COMPENSATION AND HUMAN RESOURCES COMMITTEE
The Compensation and Human Resources Committee met five times in 2018. Under the terms of its charter, the committee must meet at least two times annually. The responsibilities of the committee include:

•
Together with the other independent directors, evaluating the performance of the Chief Executive Officer annually in light of the goals and objectives of our executive compensation plans, both generally and with respect to approved performance goals;

•
Evaluating annually the performance of the other executive officers in light of the goals and objectives applicable to such executive officers, which may include requesting that the Chief Executive Officer provide performance evaluations for such executive officers and recommendations with respect to the compensation of such executive officers (including long-term incentive compensation);

•	Together with the other independent directors, determining and approving the compensation of the Chief Executive Officer in light of the evaluation of the Chief Executive Officer’s performance;

•	Determining and approving the compensation of the other executive officers in light of the evaluation of such officers’ performance;

•	Reviewing and approving, or recommending approval of, perquisites and other personal benefits to our executive officers;

•	Reviewing and recommending the appropriate level of compensation for board and committee service by non-employee members of the board;

•	Reviewing our executive compensation plans and programs annually, and approving or recommending to the board new compensation plans and programs or amendments to existing plans and programs;

•	Together with the other independent directors, overseeing the Company’s clawback policy and the recovery of performance-based compensation awards as appropriate; and

•	Reviewing and approving any severance or termination arrangements to be made with any executive officer.
Under its charter, the committee has authority to retain compensation consultants to assist the committee in carrying out its responsibilities, including sole authority to approve the consultants’ fees and other retention terms. The committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to advise it on matters related to executive compensation.
The committee is supported in its work by members of our Total Rewards Department. The formal role of our executive officers in determining executive compensation is limited to the responsibility of the Chief Executive Officer to provide the committee with a self-evaluation, as well as an evaluation of the performance of the other executive officers. The committee may also seek input from our executive officers in developing an overall compensation philosophy and in making decisions about specific pay components.
The committee has authority to conduct or authorize investigations or studies of matters within the committee’s scope of responsibilities, and to retain independent counsel or other consultants or advisers as it deems necessary to assist it in those matters. To the extent permitted by applicable law, regulation or the NYSE listing standards, the committee may form subcommittees and delegate to the subcommittees, or to the committee chairperson individually, such power and authority as the committee deems appropriate.
FINANCE COMMITTEE
The Finance Committee met four times in 2018. Under the terms of its charter, the committee meets as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than annually. The responsibilities of the committee include:

•	Reviewing and recommending to the board financing plans, and annual capital and operating budgets, proposed by management;

•	Reviewing, and approving or recommending, certain costs for projects, initiatives, transactions and other activities within the ordinary business of the company;

•	Reviewing our capital and debt structure, approving or recommending to the board the issuance of secured and unsecured debt, and recommending to the board the issuance of equity;

•	Reviewing and recommending to the board dividends, including changes in dividend amounts, dividend payout goals and objectives;

•	Reviewing earnings forecasts;

•
Assisting the board in fulfilling its oversight responsibilities with respect to the management of risks associated with the company’s power operations, capital projects, finance activities, credit and liquidity;

•	Reviewing and recommending to the board investment policies and guidelines and the use of derivative securities to mitigate financial and foreign currency exchange risk; and

•	Overseeing the control and management of benefit plan assets and investments.

Director Compensation
2018 DIRECTOR COMPENSATION
The table below describes the compensation earned by the individuals who served as non-employee directors in 2018.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
John W. Ballantine	$90,375	$99,976	$1,163	$191,514
Rodney L. Brown, Jr.	86,000	99,976	1,163	187,139
Jack E. Davis	143,000	99,976	1,163	244,139
David A. Dietzler	86,000	99,976	1,163	187,139
Kirby A. Dyess	97,250	99,976	1,163	198,389
Mark B. Ganz	86,000	99,976	1,163	187,139
Kathryn J. Jackson	86,000	99,976	1,163	187,139
Neil J. Nelson	101,000	99,976	1,163	202,139
M. Lee Pelton	93,500	99,976	1,163	194,639
Charles W. Shivery	89,750	99,976	1,163	190,889

(1)	Amounts in this column include annual cash retainers and committee service fees.

(2)
These amounts represent the grant date fair value of restricted stock unit grants made in 2018, the terms of which are discussed below in the section entitled “Restricted Stock Unit Grants.” The annual equity grants were made effective April 25, 2018 in respect of services to be performed during the ensuing 12-month period. As of December 31, 2018, each director held 613 unvested restricted stock units.

(3)
This column represents amounts earned in respect of dividend equivalent rights under restricted stock unit awards. See the discussion below under “Restricted Stock Unit Grants.” The value of the dividend equivalent rights was not incorporated into the “Stock Awards” column.

CURRENT COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS
The following table describes the current compensation arrangements with our non-employee directors:

Annual Cash Retainer Fees
Annual Cash Retainer Fee for Directors	$50,000
Additional Annual Cash Retainer Fee for Chair of the Board	75,000
Additional Annual Cash Retainer Fee for Audit Committee Chair	15,000
Additional Annual Cash Retainer Fee for Compensation and Human Resources Committee Chair	11,250
Additional Annual Cash Retainer Fee for Other Committee Chairs	7,500
Annual Committee Service Fee (per committee)	18,000
Value of Annual Grant of Restricted Stock Units	100,000
The annual cash retainers and the annual committee service fee are paid quarterly in arrears. We will also reimburse certain expenses related to the directors’ service on the board, including expenses in connection with attendance at board and committee meetings.
RESTRICTED STOCK UNIT GRANTS
Each of our non-employee directors receives an annual grant of restricted stock units. The number of restricted stock units each director receives is determined by dividing $100,000 by the closing price of PGE common stock on the date of grant. These grants are typically made on or around the date of our annual meeting of shareholders.
Each restricted stock unit generally represents the right to receive one share of common stock at a future date. Provided that the director remains a member of the board, the restricted stock units vest over a one-year vesting period in equal installments on the last day of each calendar quarter. Restricted stock units do not have voting rights with respect to the underlying common stock until the units vest and the common stock is issued.
Each director also is granted one dividend equivalent right with respect to each restricted stock unit. Each dividend equivalent right represents the right to receive an amount equal to the dividends that are paid on one share of common stock and that have a record date between the grant date and vesting date of the related restricted stock unit. The dividend equivalent rights are settled exclusively in cash on the date that the related dividends are paid to holders of common stock for awards made prior to February 13, 2018, and, for later awards, on the vesting date of the underlying shares.
The grants of restricted stock units and dividend equivalent rights are made pursuant to the terms of the Portland General Electric Company Stock Incentive Plan. The grants are subject to the terms and conditions of the plan and agreements between PGE and each director.
STOCK OWNERSHIP REQUIREMENTS FOR NON-EMPLOYEE DIRECTORS

Our Corporate Governance Guidelines require each non-employee director to own shares of PGE common stock with a value equal to at least five times the value of the annual base cash retainer fee for non-employee directors. Non-employee directors must meet this requirement within five years following the first meeting at which they are elected. All of our directors either meet the stock ownership requirement or are on track to do so by the applicable target date. Our stock ownership policy for executive officers is described on page 35 of this proxy statement.
OUTSIDE DIRECTORS’ DEFERRED COMPENSATION PLAN
The company maintains the Portland General Electric Company 2006 Outside Directors’ Deferred Compensation Plan to provide directors with the opportunity to defer payment of compensation for their board service. Directors may defer fees and retainers, as well as any other form of cash remuneration. Deferral elections must be made no later than December 15 of the taxable year preceding the year in which the compensation is earned. Deferrals accumulate in an account that earns interest at a rate that is one-half a percentage point higher than the Moody’s Average Corporate Bond rate. Benefit payments under the plan may be made in a lump sum or in monthly installments over a maximum of 180 months.
Other Governance Policies and Practices
BUSINESS ETHICS POLICIES
All of our directors, officers and employees are required to comply with our Code of Business Ethics and Conduct. This code of ethics covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, and legal and regulatory compliance. Our Chief Executive Officer, Chief Financial Officer and Controller are also required to abide by the Code of Ethics for Chief Executive and Senior Financial Officers. These ethics codes form the foundation of a comprehensive program of compliance with our Guiding Behaviors: Be Accountable, Earn Trust, Dignify People, Make the Right Thing Happen, Positive Attitude and Team Behavior. Employees are responsible for reporting any violation of our ethics codes.
The texts of the Code of Business Ethics and Conduct and the Code of Ethics for Chief Executive and Senior Financial Officers are available under the “Corporate Governance” section of our website at www.investors.portlandgeneral.com or in print to shareholders, without charge, upon request to Portland General Electric Company, 121 SW Salmon Street, 1WTC1301, Portland, Oregon 97204, Attention: Corporate Secretary. Any amendments to either of these codes, and any waiver of the Code of Ethics for Chief Executive and Senior Financial Officers, and of certain provisions of the Code of Business Ethics and Conduct for directors, executive officers or our Controller, will be disclosed to our shareholders to the extent required by law.
As required by NYSE rules, our Audit Committee has procedures in place regarding the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and allowing for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. In addition, we have a Policy Regarding Compliance with Securities and Exchange Commission Attorney Conduct Rules that requires all of our lawyers to report to the appropriate persons at the company evidence of any actual, potential or suspected material violation of state or federal law or breach of fiduciary duty by the company or any of its directors, officers, employees or agents.
TRANSACTIONS WITH RELATED PERSONS
Our board recognizes that transactions between the company and certain individuals and entities, including the company’s directors and officers, may raise questions as to whether those transactions are consistent with the best interests of the company and its shareholders. Accordingly, the Board of Directors has adopted a written Related Person Transactions Policy, which addresses the company’s policies regarding the review, approval, or ratification of certain transactions between the company and certain “related persons,” including our directors, executive officers, director nominees, and owners of more than 5% of any class of our voting securities. Under the policy, transactions between the company and a related person involving more than $120,000 in which the related person has a direct or indirect material interest are not permitted unless the Nominating and Corporate Governance Committee determines that the transaction is in, or is not inconsistent with, the best interests of the company and its shareholders. Before entering into such a transaction with the company, the related person or the business unit leader responsible for the potential transaction is required to provide notice to the General Counsel of the facts and circumstances of the proposed transaction. Certain types of transactions—including executive and director compensation that is required to be disclosed under SEC disclosure rules and the provision of tariff-based utility service—are exempt from the policy.

Our Related Person Transactions Policy supplements and does not supersede other policies that apply to transactions with related persons, such as our Code of Business Ethics and Conduct. Under our Code of Business Ethics and Conduct, our directors, officers, and employees must report any violation of the code or any situation or matters that may be considered to be unethical or a conflict of interest. Any potential conflict of interest under the code involving a director, an executive officer, or our Controller is reviewed by the Audit Committee. Only the Audit Committee may waive such a conflict, which will be promptly disclosed to our shareholders as required by law.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board of Directors and the Audit Committee have approved a process for handling communications to the Board of Directors and its committees. Shareholders and other interested parties may submit written communications to the Board of Directors (including the Chair), a board committee, or the non-management directors as a group. Communications may include the reporting of concerns related to governance, corporate conduct, business ethics, financial practices, legal issues and accounting or audit matters. Communications should be in writing and addressed to the Board of Directors, or any individual director or group or committee of directors by either name or title, and should be sent in care of:
Portland General Electric Company
Attention: Corporate Secretary
121 SW Salmon Street, 1WTC1301
Portland, Oregon 97204

All appropriate communications received from shareholders and other interested parties will be forwarded to the Board of Directors, or the specified director, board committee or group of directors, as appropriate.

A full description of our process for handling communications with the board is published under the “Corporate Governance” section of our website at www.investors.portlandgeneral.com and is available in print to shareholders, without charge, upon request to Portland General Electric Company at its principal executive offices at 121 SW Salmon Street, 1WTC1301, Portland, Oregon 97204, Attention: Corporate Secretary.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation and Human Resources Committee during 2018 were John W. Ballantine, Kirby A. Dyess, Mark B. Ganz, Kathryn J. Jackson and Neil J. Nelson. All members of the committee during 2018 were independent directors and no member was an employee or former employee. During 2018, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation and Human Resources Committee or Board of Directors.

Audit Committee Matters
Audit Committee Report
The Audit Committee assists the Board of Directors in fulfilling its obligations regarding matters involving the accounting, auditing, financial reporting, internal control, and legal compliance functions of the company. Management is responsible for the company’s internal controls and the financial reporting process, including the integrity and objectivity of the company’s financial statements. The company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of the company’s financial statements, expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles, expressing an opinion as to the effectiveness of the company’s internal control over financial reporting, and reviewing the company’s quarterly financial statements.
The committee has met and held discussions with management and Deloitte regarding the fair and complete presentation of the company’s financial results and the effectiveness of the company’s internal control over financial reporting. The committee has discussed with Deloitte significant accounting policies that the company applies in its financial statements, as well as alternative treatments. The committee also discussed with the company’s internal auditor and Deloitte the overall scope and plans for their respective audits.
Management represented to the committee that the company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and Deloitte. The committee has discussed with Deloitte the matters required to be discussed under the applicable rules adopted by the Public Company Accounting Oversight Board.
The committee reviewed and discussed with Deloitte all communications required by generally accepted auditing standards. In addition, the committee has received the written disclosures and the letter regarding independence from Deloitte, as required by applicable requirements of the Public Company Accounting Oversight Board, and has discussed such information with Deloitte.
Based upon the review, discussions and representations referenced above, the committee recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.
The committee has appointed Deloitte as the company’s independent registered public accounting firm for fiscal year 2019.

AUDIT COMMITTEE
Neil J. Nelson (Chair)
Kirby A. Dyess
Mark B. Ganz
Michael H. Millegan
Charles W. Shivery

Principal Accountant Fees and Services
The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for 2018 and 2017 were as follows:

	2017	2018
Audit Fees (1)	$1,665,725	$1,747,880
Audit-Related Fees (2)	99,000	25,000
Tax Fees (3)	—	15,404
All Other Fees (4)	3,790	3,790
Total	$1,768,515	$1,792,074

(1)
For professional services rendered for the audit of our consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 and for the review of the interim consolidated financial statements included in quarterly reports on Form 10-Q. Audit Fees also include services normally provided in connection with statutory and regulatory filings or engagements, assistance with and review of documents filed with the SEC, the issuance of consents and comfort letters, as well as the independent auditor’s report on the effectiveness of internal control over financial reporting.

(2)
For assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements not reported under “Audit Fees” above, including attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and audits of the statements of activities of jointly owned facilities. Also includes amounts reimbursed to PGE in connection with cost sharing arrangements for certain services.

(3)	For professional tax services, including consulting and review of tax returns.

(4)	For all other products and services not included in the above three categories, including reference products related to income taxes and financial accounting matters.

Pre-Approval Policy for Independent Auditor Services
The Audit Committee must separately pre-approve the engagement of the independent registered public accounting firm to audit our consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services, including estimated fees, expected to be rendered during that year by the independent registered public accounting firm.
In addition, the Audit Committee requires pre-approval of all audit and permissible non-audit services provided by the company’s independent auditors, pursuant to a pre-approval policy adopted by the committee. The term of pre-approval is 12 months, unless the Audit Committee specifically provides for a different period. A detailed written description of the specific audit, audit-related, tax and other services that have been pre-approved, including specific monetary limits, is required. The Audit Committee may also pre-approve particular services and fees on a case-by-case basis. Management and the independent auditors are required to report at least quarterly to the Audit Committee regarding the actual services, and fees paid for such services, compared to the services and fees that were pre-approved in accordance with this policy.
All audit and permissible non-audit services provided by the independent auditors during 2018 and 2017 were pre-approved by the Audit Committee.

Executive Compensation
Compensation Committee Report
The Compensation and Human Resources Committee of the board reviewed and discussed with the company’s management the following Compensation Discussion and Analysis. Based on that review and discussion, the Compensation and Human Resources Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

Kirby A. Dyess (Chair)
John W. Ballantine
Mark B. Ganz
Kathryn J. Jackson
Neil J. Nelson
Compensation Discussion and Analysis
This Compensation Discussion and Analysis is intended to provide an understanding of our compensation philosophy and practices, the elements of our executive compensation program, and the decisions we made regarding the 2018 compensation of the following named executive officers:

•	Maria M. Pope, President and Chief Executive Officer;

•	James F. Lobdell, Senior Vice President, Finance, Chief Financial Officer and Treasurer;

•	Lisa A. Kaner, Vice President, General Counsel and Corporate Compliance Officer;

•	John T. Kochavatr, Vice President, Information Technology and Chief Information Officer; and

•	William O. Nicholson, Vice President, Utility Technical Services.
2018 BUSINESS HIGHLIGHTS
In 2018 we achieved solid financial and operational performance while continuing to develop and execute on our strategy:

•	Delivering exceptional customer experiences,

•	Investing in a reliable and clean energy future,

•	Building a smarter, more resilient grid, and

•	Pursuing excellence in our work.
Some of the highlights of our year are summarized below.
Financial Performance

•	For 2018 net income was $212 million, resulting in earnings per diluted share (“EPS”) of $2.37, which was within our guidance for the year. Return on equity (“ROE”) was 8.6%, or 90.6% of allowed ROE.

•
Our financial performance was aided by strong customer growth of 1.3%, targeted operating and maintenance savings, and the settlement of litigation related to the construction of our Carty gas-fired generating plant. These factors were partially offset by milder weather and higher power costs resulting from a natural gas pipeline rupture in Canada as well as outages at our Colstrip and Boardman plants.

Utility Operations

•
Our customer satisfaction rankings were top quartile nationally for residential, general business, and key customers. We were ranked number one among large electric utilities in the Western region, according to the JD Power 2018 Electric Utility Business Customer Satisfaction Study.

•	We maintained a reliable power supply during a period of unprecedented volatility, demonstrating the value of our diverse generating portfolio and participation in the Western energy market.

•	Generation plant availability was 92.7% for the year, above the maximum performance level under our annual cash incentive program.

•
We made progress on key measures of transmission and distribution system reliability. For example, our results for SAIDI and SAIFI, which measure aggregate outage minutes and number of outages relative to the number of customers served, saw significant improvement over our 2017 results. However, our results for CAIDI, which measures average outage restoration time, were slightly improved relative to 2017 but still below the threshold level under our annual incentive plan. In 2019 we will continue to focus on improving system reliability through investments in infrastructure and technology and improvements in field operations.

Regulatory and Litigation Results

•
We achieved a positive outcome in our 2019 General Rate Case. In its final order, the Oregon Public Utility Commission (“OPUC”) approved new prices, effective January 1, 2019, which reflect our plans to make needed investments to replace parts of our aging transmission and distribution infrastructure, enhance our information security programs, and update our customer engagement infrastructure. Other key terms of the order are: a return on equity of 9.5%, a capital structure of 50% debt and 50% equity, and a rate base of $4.75 billion (up from $4.5 billion).

•
We reached a settlement in our litigation relating to the construction of our gas-fired Carty plant (the “Carty Settlement”). Under the terms of our settlement agreement with the construction contractor, its parent company, and the sureties that issued a performance bond to guarantee the contractor’s performance, (i) the sureties paid $130.0 million to PGE, (ii) the contractor, its parent company and the sureties released all claims against PGE arising out of the Carty construction, and (iii) PGE released all such claims against the other parties. The estimated net financial impact of the Carty Settlement and release of reserves related to project litigation was an approximate $15.0 million reduction to operating expenses, or $0.12 earnings per share.

Progress Toward a Cleaner, Smarter Energy Future

•
We executed on our 2016 Integrated Resource Plan, which outlines our 20-year plan for providing safe, reliable and affordable energy for our customers. In February 2019 we announced plans for the construction of a new energy facility in Eastern Oregon combining 300 megawatts of wind generation with 50 megawatts of solar generation and 30 megawatts of battery storage. The company will own 100 megawatts of the wind project, and a subsidiary of NextEra Energy Resources will own the balance of the project and sell its output to PGE under 30-year power purchase agreements. We remain on track to exceed Oregon’s renewable power goals with 20% qualifying renewables by 2020 and 50% by 2040, excluding existing hydroelectric resources.

•
We successfully concluded our five-year Customer Engagement Transformation project, a comprehensive set of initiatives to improve the company’s customer service operations. The project included the replacement of our customer information system and our meter data management system, which will allow us to offer new billing options and take advantage of emerging smart grid technologies.

•	We continued to partner with other Oregon stakeholders to develop and implement technologies of the future:

◦
We filed a proposal with the OPUC for a Smart Grid Test Bed that will integrate smart grid technology. The plan involves building and testing three smart grids within our service area that will enable more than 20,000 customers to take advantage of special demand-response signals and incentives for using smart-home technologies, giving them greater energy efficiency opportunities and increased control over their energy use and carbon footprint.

◦
We gained approval by the OPUC of our Transportation Electrification Plan and announced several new pilot programs geared toward supporting Oregon’s transition toward electric vehicles. These programs include a collaboration with Tri-Met, Portland’s local transportation authority, to install electric bus charging stations, an outreach and technical assistance program to help educate Oregonians about electric vehicle use, and the expansion of PGE’s electric vehicle charging stations in our service territory. In February 2019, we filed two additional proposals for business and residential electric vehicle charging programs.

•
We filed a proposal with the OPUC for a new green tariff, which would create a voluntary option for large business and municipal customers to purchase power directly from new solar, wind or other renewable energy facilities.

Capital Investment

•
Our capital investments for 2018 were approximately $606 million, and approximately $1.7 billion over the three-year period ended December 31, 2018. These numbers reflect our investments in generation resources, our transmission and distribution system, our new customer information system, and information technology.

2018 INCENTIVE AWARD RESULTS
The payouts under our named executive officers’ incentive awards reflect the alignment of our executive pay with company performance:

•
Annual Cash Incentive Award Program: We performed at or near maximum levels relative to our customer satisfaction, generation plant availability, and power cost management goals, and above target with respect to our electric service power quality goal. Our earnings results were above target at $2.37 per share. After considering these results, the Compensation and Human Resources Committee and other independent directors determined that the financial impact of the Carty Settlement should be excluded from the calculation of EPS for purposes of the annual cash incentive plan. After this adjustment, our EPS results were below target at $2.25 per share. These performance results yielded payouts between 112.0% and 114.3% of our named executive officers’ target annual cash incentive awards.

•
Long Term Incentive Award Program: Under our 2016-2018 equity incentive awards, we achieved the maximum performance level relative to our regulated asset base goal and below target performance relative to our ROE goal. Our total shareholder return (“TSR”) results were below threshold and executives did not earn a payout with respect to that goal. Overall, award payouts were 82.2% of the target awards.

For a detailed discussion of these awards, see pages 28 to 34.
HOW WE DETERMINE EXECUTIVE PAY
Compensation Practices
The Compensation and Human Resources Committee of the Board of Directors (which we sometimes refer to as our “Compensation Committee”) regularly reviews the company’s compensation practices and policies to ensure that they promote the interests of the company’s stakeholders. Highlighted below are some key features of our program.

•
Significant pay at risk. In 2018, incentive awards with no guaranteed payouts constituted 53.5% to 75.0% of our named executive officers' target total direct compensation (base salary plus variable incentive awards, assuming target performance).

•	At-will employment. We employ all of our executives at will.

•	Rigorous performance metrics. We base incentive award payouts on company performance relative to quantifiable goals whose achievement requires a meaningful stretch.

•	Diversified incentive award program. Our incentive awards reflect a reasonable balance between short-term and long-term performance, and awards are based on both operational and financial results.

•
Reasonable stock award program. Our three-year average burn rate (the total number of equity award shares granted over a three-year period divided by the weighted average of the shares outstanding) was 0.22% for 2016 through 2018, which puts us below the median relative to our peers.

•
Meaningful stock ownership guidelines. Our stock ownership guidelines are three times base salary for our CEO and one times base salary for our other executive officers, targets that are significant but commensurate with the size of our executives’ stock awards.

•
Clawback of incentive pay. We are authorized to seek reimbursement of an executive officer’s incentive compensation if the independent members of the Board of Directors determine that the officer engaged in misconduct that contributes to the need for a material restatement of our financial results or causes significant reputational or financial harm to the company.

•
Double-trigger stock vesting and enhanced cash severance. Following a change in control, our executives are entitled to accelerated vesting of long-term incentive awards and enhanced cash severance payments only if their employment is terminated.

•	No hedging or pledging. Our insider trading policy prohibits directors, officers, and employees from entering into hedging or pledging transactions or short sales of company stock.

•	Reasonable use of compensation market data. We evaluate our executive pay by reference to the median of our compensation peer group, but we do not tie compensation to specific benchmarks.

•	No guaranteed tax gross-ups. We have no arrangements that entitle our executives to tax gross-ups, although we may approve tax gross-ups on moving expenses on a case-by-case basis.

•	No current SERP program. None of the company’s current executives participates in a supplemental executive retirement program.

•	No dividends or dividend equivalents on unvested shares. Recipients of awards under our long-term incentive program earn dividend equivalent rights only on shares that vest.

•
Reasonable severance arrangements. The maximum amount payable under our severance plan is one year’s base salary absent a change in control, and one year’s base salary plus the target value of the executive’s annual incentive award in the case of a termination following a change in control.

Compensation Philosophy
The goals of our executive compensation program are to attract and retain highly qualified executives and provide them with incentives to advance the interests of our stakeholders, which include our customers, our shareholders, our employees, and the communities we serve. To accomplish these goals, we are guided by the following principles:

•	Performance-Based Pay

◦	A significant portion of our executives’ pay should be based on company performance relative to key stakeholder interests.

◦	Greater responsibility should be accompanied by a greater share of the risks and rewards of company performance.

◦	Executive pay should encourage financial and operational improvements, but not at the expense of the safety and reliability of our operations.

•	Reasonable, Competitive Pay

◦
Executive pay should be competitive, but other considerations, such as individual qualifications, company performance, and internal equity should also play a role in determining executive compensation.

Roles and Responsibilities
Compensation Committee and Independent Directors
The Compensation Committee is responsible for developing and overseeing the company’s executive compensation program. The committee reviews the performance of all of the executive officers and establishes base salaries and grants incentive awards to the executive officers other than the CEO. The committee makes recommendations to the other independent directors regarding the CEO’s compensation, and the independent directors, acting together as a committee of the board, approve her compensation after considering these recommendations. The Compensation Committee also reviews the company’s executive compensation plans and makes or recommends plan amendments to the Board of Directors.
In carrying out its responsibilities, the Compensation Committee is assisted by the company’s management, Human Resources staff, and an independent compensation consultant.
Management
Our management provides information and recommendations on compensation matters to the Compensation Committee, particularly in areas requiring detailed knowledge of company operations and the utility industry. Our CEO evaluates the performance of the other officers and makes recommendations regarding their pay based on her assessment of a variety of factors, including their individual performance, experience, job scope, business unit or business function performance, competitive market conditions and retention risk. The CEO also has been authorized by the Compensation Committee to make awards with a value of no more than $1,000 annually to the other executives in recognition of their contributions to the Company’s performance. Our CEO does not make recommendations regarding her own compensation.
Compensation Consultant
The Compensation Committee retained FW Cook to serve as its executive compensation consultant in 2018. FW Cook’s assignments for 2018 included the following:

•	Recommendation of a group of peer companies used for purposes of market comparisons;

•
Review of the company’s executive compensation program, including compensation philosophy, compensation levels in relation to company performance, pay opportunities relative to those at comparable companies, short- and long-term mix and metric selection, executive benefits and perquisites, stock ownership levels and wealth potential, and stock ownership guidelines;

•	Review of the company’s director compensation program, including design considerations such as ownership guidelines and vesting terms;

•	Reporting on emerging trends, legislative developments and best practices in the area of executive and director compensation;

•	Review of the company’s annual proxy disclosure;

•	Preparation of a compensation risk assessment study to evaluate whether the company’s compensation programs are likely to create material risk for the company; and

•	Attendance at Compensation Committee meetings.

Before engaging FW Cook, the Compensation Committee reviewed the firm’s qualifications, as well as its independence and the potential for conflicts of interest. The committee determined that FW Cook is independent and its services to the committee do not create any conflicts of interest. The committee has the sole authority to approve FW Cook’s compensation, determine the nature and scope of its services, and terminate the engagement. FW Cook does not perform other services for or receive other fees from the company.
Use of Compensation Market Data
We consider compensation market comparisons to ensure the competitiveness of our executives’ pay. We evaluate compensation by reference to the median of the market, but we do not automatically adjust compensation to meet specific benchmarks.

For its 2018 compensation decisions, the Compensation Committee relied on information provided by FW Cook regarding the compensation practices of a peer group of companies together with broader utility industry survey data. The compensation peer group data were compiled from proxy statements and other public filings, as well as data derived from the Willis Towers Watson Comp Online database. Utility industry survey data were collected from the Willis Towers Watson Energy Services Executive Database. Historical cash compensation data were updated at a 3.0% annual growth rate.
To select our peer group, we look for companies that represent the best match with PGE based on the following criteria:

•
Vertically Integrated Utility. Our peer companies should be vertically integrated utilities, with a business mix either focused on regulated electric operations or a balance of regulated electric and regulated gas operations.

•	Minimal Non-Regulated Business Activities. Non-regulated businesses should not be key drivers of the financial performance and strategy of our peer companies.

•	Comparable Size. Our peer companies should be within a reasonable range relative to key financial measures, including revenues, market capitalization, and enterprise value.

•	Investment-Grade Credit Ratings. Our peer companies should have credit ratings that allow for financing at a reasonable cost in most market environments.

•	Balanced Customer Mix. Our peer companies should have a balanced retail, commercial and industrial mix and service territories not overly reliant on one key customer or industry sector.

•
Regulatory Environment. Our peer companies should have a comparable cost of service ratemaking process and allowed return on equity, as well as a history of allowed recovery on regulatory assets, fuel and power costs and legitimate deferred costs.

•	Capital Structure. Our peer companies should demonstrate moderate leverage (generally less than 60% debt to total capitalization ratio) and no significant liquidity concerns.

•	Growth Opportunities. The growth opportunities of our peer companies should be based primarily on regulated activities.
We also consider geographic proximity, to the extent it could result in a company’s serving as a potential competitor for executive talent.
After considering information regarding candidate peer companies provided by FW Cook, the Compensation Committee selected the following companies to serve as our compensation peer group for 2018:

2018 PEER GROUP
ALLETE, Inc.	Great Plains Energy Incorporated*	Pinnacle West Capital Corporation
Alliant Energy Corporation	IDACORP, Inc.	PNM Resources, Inc.
Avista Corporation	Northwest Natural Gas Company	SCANA Corporation
Black Hills Corporation	NorthWestern Corporation	Vectren Corporation
El Paso Electric Company	OGE Energy Corp.	Westar Energy, Inc.*
* Great Plains Energy Incorporated and Westar Energy, Inc. were removed from the peer group following their merger in June 2018 and were replaced with NiSource Inc.

As shown below, PGE is positioned near the median of its 2018 compensation peer group in terms of revenue, market capitalization, and enterprise value.

PGE vs. PEER GROUP
	Revenues*	Market Capitalization* (as of 12/31/18)	Enterprise Value* (as of 12/31/18)
75th Percentile	$2,797	$6,832	$11,305
Median	1,708	4,297	6,529
25th Percentile	1,367	3,421	5,414
PGE	1,982	4,951	6,524
PGE Percentile Rank	57	50	43
* All amounts in millions. Revenues as reported for the 12 months ending September 30, 2018.

Tax Considerations
Section 162(m) of the Code generally limits to $1 million annually the federal income tax deduction that a publicly held corporation may claim for compensation payable to certain of its respective current and former executive officers. As a part of the 2017 Tax Cuts and Jobs Act (“2017 Tax Act”) Section 162(m) was amended to eliminate an exemption to this deduction limitation for certain performance-based compensation. Although the exemption remained available on a “grandfathered” basis to performance-based compensation payable under a written binding contract in effect on November 2, 2017, the company has determined that awards made under our incentive award plans may not be eligible for grandfathered treatment based on current IRS guidance.

In structuring the company’s executive compensation program, the Compensation Committee remains focused on furthering the company’s business objectives, and the committee did not make significant changes to the program in response to the 2017 Tax Act.
Consideration of “Say on Pay” Vote
The Compensation Committee considers the results of the annual shareholder “Say-on-Pay” advisory vote on the compensation of the company’s named executive officers in developing the company’s executive compensation program. At our 2018 annual meeting of shareholders, approximately 97.0% of the votes cast approved our compensation program as described in our 2018 proxy statement. We believe these results reflect broad shareholder support for our executive compensation program. While we made some modifications to our incentive award program to ensure alignment with our strategic focus, we retained the core design of our compensation program for 2018. We will continue to consider the results of annual shareholder advisory votes on executive compensation, as well as any feedback we may receive from shareholders and other stakeholders during the course of the year.
ELEMENTS OF EXECUTIVE COMPENSATION
The primary elements of our executive compensation program consist of:

•	Base salaries;

•	Annual cash incentive awards;

•	Long-term equity incentive awards; and

•	Other standard benefits, including retirement benefits, health and welfare benefits and modest perquisites.
From time to time, particularly in the case of new hires and promotions, we also make one-time awards of additional cash or equity compensation, typically as a recruitment tool or to ensure market alignment.
We discuss each of these elements in the following sections.
Base Salaries
We pay base salaries to provide a fixed amount of compensation at levels needed to attract and retain qualified executives. The Compensation Committee considers the recommendations of our CEO before setting the base salaries of our executive officers other than the CEO. The independent directors approved the CEO’s base salary after receiving a recommendation from the Compensation Committee.
The table below shows the base salaries we established for our named executive officers in 2017 and 2018.

2017 and 2018 BASE SALARIES
	2017 Salary (1)	2018 Salary (2)	Annual Increase
Maria M. Pope	$650,000	$750,000	15.40%
James F. Lobdell	432,604	445,582	3.00%
Lisa A. Kaner	350,000	367,500	5.00%
John T. Kochavatr	n/a	330,000	n/a
William O. Nicholson	329,608	329,608	0.00%

(1)	Effective March 27, 2017, except in the case of Ms. Kaner, whose salary was effective on June 29, 2017, the first day of her employment by the company.

(2)	Effective March 12, 2018, except in the case of Mr. Kochavatr, whose salary was effective on February 1, 2018, the first day of his employment by the company.

Ms. Pope was appointed President of the Company in October 2017 and was appointed Chief Executive Officer effective January 1, 2018, in connection with the retirement of our previous President and CEO. The committee determined that, for 2018, a significant increase in Ms. Pope’s base salary was appropriate in order to bring her compensation closer to the market median following her successful transition to her new role. As adjusted, her base salary is below the median of the peer group for 2018.
Annual Cash Incentive Awards
We grant annual cash incentive awards under our 2008 Annual Cash Incentive Master Plan for Executive Officers (“Annual Cash Incentive Plan”) to provide our executives with incentives to advance stakeholder interests by linking their pay to short-term company performance in important financial and operational areas. We base our award payouts on well-defined and rigorous metrics, although the committee has discretion to make adjustments to awards under the terms of the plan, and has exercised this discretion from time to time as appropriate to ensure that award payouts reflect core operational and financial performance rather than extraordinary or unusual events.
2018 Annual Cash Incentive Award Program
Under our 2018 annual cash incentive program, each officer’s award was calculated by multiplying a target award by the sum of two percentages: a “financial performance percentage” and an “operating performance percentage,” each weighted equally:

AWARD	=	TARGET AWARD	X	FINANCIAL PERFORMANCE % X 50%	+	OPERATING PERFORMANCE % X 50%

Target Awards. Target awards were established by multiplying base salary paid in 2018 by the applicable percentage shown in the table below. The target awards of all of our executives were close to the median for their positions.

2018 ANNUAL CASH INCENTIVE AWARDS
	Target Awards (Award at Target Performance)	Award at Maximum Performance	Target Award as Multiple of Base Salary
Maria M. Pope	$746,154	$1,119,231	100.00%
James F. Lobdell	265,552	398,328	60.00%
Lisa A. Kaner	181,731	272,596	50.00%
John T. Kochavatr	129,652	194,477	45.00%
William O. Nicholson	164,804	247,206	50.00%

Financial Performance Percentage. The financial performance percentage was based on the company’s 2018 diluted earnings per share, adjusted as deemed appropriate by the Compensation Committee to exclude the financial impact of extraordinary, non-recurring events, relative to a target established by the Compensation Committee. The table below shows the EPS required for threshold, target and maximum performance and the associated financial performance percentages. Results between threshold, target and maximum were interpolated to determine the actual performance percentage. EPS of at least 70% of target EPS was required to achieve any payout under the awards.

FINANCIAL PERFORMANCE TARGETS AND ASSOCIATED PAYOUT PERCENTAGES
	Threshold	Target	Maximum
Percentage of Target	85.00%	100.00%	115.00%
Earnings Per Share	$1.96	$2.30	$2.65
Performance Percentage	50.00%	100.00%	150.00%

Operating Performance Percentage. The operating performance percentage for each named executive officer was based on results relative to three operating goals: generation plant availability, customer satisfaction, and electric service power quality. To determine the overall operating performance percentage, a weighting for each goal was multiplied by a payout multiplier determined by results for that goal, and the resulting figures were summed. Performance results between threshold, target and maximum were interpolated to determine a specific payout multiplier.

The weightings assigned to the goals that determine the operating performance percentage for the named executive officers were as follows:

Maria M. Pope, James F. Lobdell, Lisa A. Kaner and John T. Kochavatr:

Generation Plant Availability 40.00%	Customer Satisfaction 30.00%	Electric Service Power Quality & System Reliability 30.00%
William O. Nicholson:

Generation Plant Availability 20.00%	Customer Satisfaction 40.00%	Electric Service Power Quality & System Reliability 40.00%

To select the appropriate threshold, target and maximum levels of performance for the goals, we considered a variety of factors, including the probability of goal achievement, current performance relative to industry peers, and the need for further improvement.
For 2018, we made a number of changes to our operational performance metrics:

•
In addition to our customary metrics for electric service power quality (SAIDI, a measure of outage duration per customer; SAIFI, a measure of the number of outages per customer; and MAIFI, a measure of the number of momentary outages per customer), we added a new metric, CAIDI, which is intended to capture average restoration time after an outage. The purpose of this change was to sharpen the focus of our reliability goals on a key area important to customer satisfaction. We also adjusted our SAIDI metrics to reflect the impact of our new outage management system on measurements of outage times.

•
We adjusted our customer satisfaction targets to reflect updated forecasts of the results that would be required to perform at the 50th, 65th and 90th percentile on the surveys we use for our customer satisfaction metrics.

•
We revised our generation plant availability goals to reflect shorter planned outage times, which resulted in a slight increase in the plant availability required for target level performance, and set a slightly lower target for threshold performance.

The following tables describe the operating goals and shows the targets for threshold, target and maximum performance. They also show the payout multipliers associated with each of the performance levels.

GENERATION PLANT AVAILABILITY
	Threshold	Target	Maximum
Performance Percentage	50.00%	100.00%	150.00%
Performance Targets	87.39%	90.36%	91.85%
Generation plant availability is measured by the amount of time that a generating plant is able to produce electricity over a certain period (determined by subtracting from total hours in the period all maintenance outage hours, planned outage hours and forced outage hours), divided by the number of hours in the period. To set the maximum, target and threshold performance levels for this goal, we established individual plant goals, which were then weighted to produce overall performance targets. To establish each individual plant goal, we used the following formulas:

Max Availability Factor = PH - (POH + MOH + MaxFOH) * 100%
                                                                 PH

Target Availability Factor = PH - (POH + MOH + MeanFOH) * 100%
                                                                 PH

Threshold Availability Factor = PH - (POH + MOH + ThresholdFOH) * 100%
                                                                 PH

where:

PH = Period hours (8,760 hours)
POH = Planned outage hours, i.e. the sum of outage hours planned for annual maintenance, overhaul activities and engineering modifications
MOH = Industry mean maintenance hours based on the most recent (2016) North American Electric Reliability Corporation Generating Availability Data System (NERC GADS) data for similar design power plants
FOH = Forced outage hours relative to an industry mean based on the most recent (2016) NERC GADS data for similar design power plants, as follows:

MaxFOH = 50% of the industry mean forced outage hours
MeanFOH = Industry mean forced outage hours
ThresholdFOH = 200% of the industry mean forced outage hours

CUSTOMER SATISFACTION
	Threshold	Target	Maximum
Performance Percentage	50.00%	100.00%	150.00%
Performance Targets	39.60%	43.40%	53.20%

Customer satisfaction is measured by the average of the company’s residential, general business and key customer satisfaction scores, where satisfaction is defined as a rating of 9 or higher on a 10-point scale. Scores are determined by calculating the weighted average of the following:

• Average of 4 quarterly ratings of the Market Strategies Study for Residential Customers.
• Average of 2 semiannual ratings of the Market Strategies Study for Business Customers.
• Annual rating results from the TQS Research, Inc. 2017 Annual Benchmark of Large Key Accounts.

These ratings are weighted by the annual revenue from each customer group that produces the annual rating. Customer satisfaction goals are updated annually based on projections of ratings required to achieve 50th, 65th and 90th percentile rankings.

ELECTRIC SERVICE POWER QUALITY & SYSTEM RELIABILITY
	Threshold	Target	Maximum
Performance Percentage	50.00%	100.00%	150.00%
Performance Targets

Outage duration per customer (“SAIDI”) (weighted 55%)	105.00	90.00	76.00
Outages per customer (“SAIFI”) (weighted 15%)	0.80	0.70	0.65
Momentary outages per customer (“MAIFI”) (weighted 15%)	2.00	1.60	1.30
Average restoration time (“CAIDI”) (weighted 15%)	155.00	127.00	111.00

• SAIDI is the sum of customer outage durations (in minutes) divided by total number of customers served.
• SAIFI is the total number of customer outages divided by total number of customers served, where an outage is defined as a service interruption lasting over five minutes.
• MAIFI is the total number of customer momentary interruptions divided by total number of customers served, where a momentary outage is defined as a service interruption lasting five minutes or less.
• CAIDI is SAIDI divided by SAIFI, and represents the average outage time a customer experiences.

2018 Annual Cash Incentive Award Results
Financial Performance. Our 2018 earnings per diluted share, as reported in our financial statements, was $2.37. However, the Compensation Committee and other independent directors determined that the financial impact of the settlement of the Carty Settlement should be excluded from the calculation of financial performance results for purposes of the annual incentive plan. The estimated net financial impact of the Carty cash settlement and release of other reserves related to project litigation was an approximate $15 million reduction to operating expenses, or $0.12 earnings per share. Our 2018 EPS, adjusted to exclude the impact of the settlement, was $2.25, or 97.8% of our target EPS of $2.30. This result yielded a financial performance percentage of 92.8%.
Operating Performance. Operating performance resulted in performance percentages between 131.2% and 135.9% for the named executive officers. Generation plant availability and customer satisfaction results were near maximum levels. Performance with respect to SAIFI and MAIFI exceeded maximum goals, while performance relative to SAIDI was below target, and performance relative to CAIDI was below threshold. These results are set forth in the table below.

2018 ANNUAL CASH INCENTIVE PERFORMANCE RESULTS
Annual Cash Incentive Metrics	Actual	Threshold	Target	Max	Performance %
Financial Goal
EPS*	$2.25	$1.96	$2.30	$2.65	92.77%
Operating Goals
Generation Plant Availability	92.71%	87.39%	90.36%	91.85%	150.00%
Customer Satisfaction	56.29%	39.60%	43.40%	53.20%	150.00%
Electric Service Power Quality and System Reliability (weighted average of performance results)					103.00%
SAIDI (weighted 55%)	88.47	105.00	90.00	76.00	105.50%
SAIFI (weighted 15%)	.52	0.80	0.70	0.65	150.00%
MAIFI (weighted 15%)	1.26	2.00	1.60	1.30	150.00%
CAIDI (weighted 15%)	171.52	155.00	127.00	111.00	0.00%
*Excludes the impact on 2018 earnings of the settlement of litigation related to our Carty Project.
Based on these performance results, our named executive officers received the following cash incentive award payouts for 2018.

NAMED EXECUTIVE OFFICER ANNUAL INCENTIVE AWARD PAYOUTS
Named Executive Officer	Financial Performance Percentage	Operating Performance Percentage	Final Award	Final Award as % of Target
Maria M. Pope	92.77%	135.90%	$853,078	114.33%
James F. Lobdell	92.77%	135.90%	303,606	114.33%
Lisa A. Kaner	92.77%	135.90%	207,773	114.33%
John T. Kochavatr	92.77%	135.90%	148,231	114.33%
William O. Nicholson	92.77%	131.20%	184,548	111.98%
Long-Term Equity Incentive Awards
We believe the interests of our management should be aligned with the long-term interests of our shareholders by ensuring that they share the risks and rewards of company stock ownership. We accomplish this goal by granting stock-based incentive awards under our Stock Incentive Plan.
For 2018 we continued our practice of granting restricted stock units that vest over a three-year performance period, based on the achievement of company performance goals (“performance RSUs”). We grant performance RSUs because we believe they advance several objectives of our executive compensation program:

•	Pay for Performance. Performance RSUs create incentives to achieve important company goals.

•	Retention. Performance RSUs further the goal of retention because the receipt of an award generally requires continued employment by the company.

•	Cost-Effectiveness. Performance RSUs are relatively easy to administer and straightforward from an accounting standpoint.

•
Alignment with Shareholders. RSUs create a focus on shareholder return because the value of an award is based on the value of the underlying common stock, and awards can create an ongoing stake in the company through stock ownership once they vest.

For 2019, we awarded our named executive officers both performance RSUs as well as restricted stock units with time-based vesting conditions, a mix of awards the company has determined best serves its compensation goals at this time. The time-based restricted stock units, which represent 25% of the executives’ equity-based awards for 2019, generally will vest three years from the grant date provided the executive remains in the employ of the company.
2018-2020 Performance RSU Awards
In 2018, performance RSUs constituted approximately 32% to 50% of our named executive officers’ target total direct compensation (base salary, cash incentive and equity award opportunities, assuming target performance under incentive awards).
Number of Performance RSUs Granted. The number of performance RSUs we granted was the product of each officer’s 2018 base salary and an award multiple, divided by the closing price of the company’s common stock on the grant date:

# of RSUs Granted	=	2018 Base Salary x Award Multiple Grant Date Closing Common Stock Price
The table below shows the award multiples we used to calculate the awards for the named executive officers and the estimated value of the awards on the grant date (assuming that the company will perform at target levels over the performance period and using the closing price of the company’s common stock on the grant date).

2018-2020 PERFORMANCE RSU AWARDS
Name	Award Value at Target Performance	Award Value at Maximum Performance	Target Award as Multiple of Base Salary
Maria M. Pope	$1,499,987	$2,624,977	2.00
James F. Lobdell	534,677	935,674	1.20
Lisa A. Kaner	330,743	578,810	0.90
John T. Kochavatr	230,973	404,193	0.70
William O. Nicholson	237,643	415,895	0.70

Performance Measures. We used the following performance metrics for our 2018 performance RSU awards:

•	Relative Total Shareholder Return

◦
Measured by: TSR over the three-year performance period relative to the TSR achieved by a comparison group of companies over the same three-year period (“Relative TSR”). TSR measures the change in a company’s stock price for a given period, plus its dividends (or other earnings paid to investors) over the same period, as a percentage of the stock price at the beginning of the period. To calculate the value of stock at the beginning and end of the period, we use the average daily closing price for the 20-trading day period ending on the measurement date. Relative TSR will be determined by ranking the company and the peer companies from highest to lowest according to their respective TSR. The percentile performance of the company relative to the peer companies will be determined based on this ranking. The comparison group consists of companies on the Edison Electric Institute regulated index on December 31, 2018, excluding those that have completed or announced a merger, acquisition, business combination, “going private” transaction or liquidation. Companies that are in bankruptcy will be assigned a negative one TSR.

◦
Why we use this measure:  TSR is a direct measure of value creation for shareholders. We use relative rather than absolute TSR to ensure that payouts reflect the company’s performance rather than general market conditions. To minimize the risk of a single day extreme impacting the measurement of long-term shareholder return, we calculate share value using the average daily closing price for the 20-trading day period ending on the measurement date.

•	Return on Equity

◦
Measured by: The average of each of three consecutive years’ Accounting ROE as a percentage of Allowed ROE. “Accounting ROE” is defined as annual net income, as shown on the company’s income statement, divided by the average of the current year’s and prior year’s shareholders’ equity, as shown on the balance sheet. “Allowed ROE” is the return on equity that the Oregon Public Utility Commission permits the company to include in the rates it charges its customers.

◦
Why we use this measure: This goal measures how successful the company is at generating a return on dollars invested by its shareholders. Because the company’s return on its investment can fluctuate based on OPUC rate case orders, we believe the appropriate measure of our ability to generate earnings on shareholder investments is Accounting ROE as a percentage of Allowed ROE.

Determination of Awards. At the end of the performance period, the Compensation Committee determines the results for the two performance goals. Performance results are interpolated between threshold, target and maximum payout levels to determine payout percentages for each goal based on the schedule below. Results below threshold for any goal result in zero payouts for that goal. These results are then weighted equally and added to determine a payout percentage.
The following table presents the threshold, target and maximum levels for the two performance measures, as a percentage of the target awards. Performance results below the threshold for either Relative TSR or ROE result in no payout with respect to that goal.

PERFORMANCE TARGETS AND PAYOUT PERCENTAGES
	Threshold*	Target	Maximum	Weighting	Percentage Earned
	(50% Payout)	(100% Payout)	(200% Payout for Relative TSR 150% Payout for ROE)
Goals
Relative TSR	30th Percentile of EEI Regulated Index	50th Percentile of EEI Regulated Index	90th Percentile of EEI Regulated Index	50.00%	0 to 100%
Return on Equity	75% of Allowed ROE	90% of Allowed ROE	100% of Allowed ROE	50.00%	0 to 75%

	Total Percentage of Target Award Earned				0 to 175%
Dividend Equivalent Rights.  Each named executive officer receives a number of dividend equivalent rights (“DERs”) equal to the number of vested performance RSUs. A DER represents the right to receive an amount equal to dividends paid on the number of shares of common stock equal to the number of the vested performance RSUs, which dividends have a record date between the date of the grant and the end of the performance period. DERs will be settled in shares of common stock after the related performance RSUs vest. The number of shares payable on the DERs is calculated using the fair market value of common stock as of the date the committee determines the number of vested performance RSUs.

Service Requirement.  Vesting of the performance RSUs and their related DERs generally requires that the officer continue to be employed by the company during the performance period. However, if the officer’s employment is terminated due to retirement, death or disability before the normal vesting under the terms of the grant, a portion of the award will vest at the end of the performance period. See the discussion of this issue in the section below entitled “Termination and Change in Control Benefits.”
2016-2018 Long-Term Incentive Awards
On February 13, 2019, the Compensation Committee and the other independent directors met to determine the results for the performance goals and the number of shares that would vest under the 2016-2018 performance RSUs. The maximum number of performance RSUs that could vest under the awards was a function of company performance relative to the two performance goals described above, as well as a third goal, regulated asset base. Performance results were interpolated between threshold, target and maximum payout levels to determine payout percentages.
The performance results for the 2016-2018 awards are shown in the following tables:

RETURN ON EQUITY RESULTS					REGULATED ASSET BASE RESULTS		RELATIVE TSR RESULTS
	2016	2017	2018	Average		As of 12/31/2018 (Thousands)		2018
Allowed ROE	9.60%	9.60%	9.50%		Target Asset Base	$5,100,000	Target	50th Percentile
Accounting ROE	8.38%	8.54%	8.61%		Actual Asset Base	$5,767,998	Actual	23rd Percentile
Accounting ROE as % of Allowed ROE	87.29%	88.96%	90.63%	88.96%	Actual Amount as % of Target	113.10%
Payout Percentage				96.54%		150.00%		82.18%
Based on these results, 82.18% of the 2016-2018 performance RSUs vested, yielding the award values set forth below. These values reflect the closing price of the company’s common stock on December 31, 2018 ($45.85 per share).

2016-2018 LONG-TERM INCENTIVE AWARD PAYOUTS
	RSUs Vested*	Vesting Date Award Value
Maria M. Pope	11,724	$537,545
James F. Lobdell	10,943	501,737
Lisa A. Kaner	—	—
John T. Kochavatr	—	—
William O. Nicholson	5,306	243,280

*Includes dividend equivalent rights settled in shares per the terms of the awards.

The terms of the 2016-2018 long-term incentive awards are described more fully in the company’s 2016 proxy statement under the heading “2016 Grants of Plan-Based Awards.”
Other One-Time Compensation Arrangements
From time to time we make awards of compensation to executives outside of the committee’s typical annual cycle, such as new hire arrangements or promotional awards. In 2018, we made the following one-time awards to named executive officers:

•
To recognize Ms. Kaner’s outstanding contributions since joining the company in 2017 and ensure the competitiveness of her pay, the Compensation Committee awarded Ms. Kaner restricted stock units with a grant-date value of $100,000. The stock units were conditioned on her continued employment by the company through February 13, 2019. With this adjustment her compensation for 2018 was close to the peer median.

•
To attract Mr. Kochavatr to PGE and make up for lost compensation opportunities at his previous employer, the Compensation Committee granted him a cash sign-on award of $200,000 and restricted stock units with a grant-date value of $200,000. Half of the stock units vested on February 1, 2019 and the other half will vest on February 1, 2020, provided he remains in the employ of the company. Mr. Kochavatr also received reimbursement of relocation-related expenses in the amount (grossed-up for tax purposes) of $233,955.

Other Benefits
As employees of PGE, our named executive officers are eligible to participate in a number of broad-based company-sponsored benefits programs on the same basis as other full-time employees. These include the company’s health and welfare programs (including medical/dental/vision plans, disability insurance, and life insurance) and 401(k) plan. Employees hired before February 1, 2009 (including three of our named executive officers, Maria Pope, Jim Lobdell and Bill Nicholson) also accrue benefits under our defined benefit pension plan. In addition, our executive officers and other key employees are eligible to participate in a non-qualified deferred compensation plan, which allows participants to defer their compensation above the Internal Revenue Service limits imposed on 401(k) plans. The deferred compensation plan and 401(k) plan also contribute to the competitiveness of our pay by providing a modest matching contribution for salary deferrals and compensating participants for lower pension payments they may receive as a result of participating in the plans. See “Executive Compensation Tables — Non-Qualified Deferred Compensation” below for more details. Finally, our executive officers are eligible for severance pay and outplacement assistance to help them with a transition to new employment in the event of a reorganization or similar business transaction resulting in an involuntary termination or a voluntary termination in response to a change in job duties. These benefits are described below under “Executive Compensation Tables — Termination and Change in Control Benefits.” We do not regularly provide our executives with significant perquisites, although from time to time — as in the case of our recent hire of Mr. Kochavatr — we reimburse relocation-related expenses for new executives.
OTHER COMPENSATION POLICIES AND PRACTICES
Stock Ownership Policy
The company has adopted a stock ownership and holding policy for our executive officers. The primary objectives of the policy are to create financial incentives that align the interests of executive officers with strong operating and financial performance of the company, and encourage executive officers to operate the business of the company with a long-term perspective. Under the policy, our CEO is required to hold company stock with a value equal to at least three times her annual base salary, while the other executive officers are required to hold company stock with a value equal to at least one times their annual base salary. The policy does not require executive officers to immediately acquire shares in an amount sufficient to meet the holding requirement. However, until the holding requirement is met, executive officers are subject to certain restrictions on their ability to dispose of shares of company stock. The CEO is required to retain 100.00% of her shares until the holding requirement is met. All other executive officers are required to retain an amount of shares equal to 50.00% of their net after-tax performance-based equity awards until the holding requirement is met. The number of shares required to satisfy the stock ownership requirements is re-calculated annually, based on the closing price of the company’s common stock on the date of the calculation. The Compensation Committee also reviews each officer’s holdings annually to ensure that appropriate progress toward the ownership goals is being made. All of our officers either meet the stock ownership requirement or are on track to do so by the applicable target date. Our stock ownership policy for non-employee directors is described on page 18 of this proxy statement.
Hedging Policy
Under our Insider Trading Policy, all of our employees (including officers) and directors are prohibited from trading in options, warrants, puts and calls, or similar instruments on company securities, or selling company securities "short." In addition, employees and directors may not purchase company securities on margin or pledge company securities.

Equity Grant Practices
Under the terms of our Stock Incentive Plan, the Compensation Committee is authorized to make grants of equity awards, but may delegate this authority as it deems appropriate. The committee has delegated authority to our CEO to make annual discretionary grants of RSUs with performance-based or time-based vesting conditions to non-executive employees for the purposes of attracting and retaining qualified employees. For 2018, the maximum RSU value that the CEO was authorized to award was $700,000 in the aggregate and $100,000 per award. The Compensation Committee has not delegated the authority to make executive awards.
We expect that we will continue to grant performance RSUs to the executive officers and other key employees, and to delegate authority to our CEO to make limited discretionary equity awards for attraction and retention purposes. We also expect to continue to make annual grants of restricted stock units with time-based vesting conditions to the company’s directors.
The committee has not adopted a formal policy governing the timing of equity awards. However, we have generally made awards to officers in the first quarter of the fiscal year, and we expect to continue this practice.
Clawback Policy
In February 2017, our Board of Directors adopted a compensation clawback policy that allows the independent directors, acting as a group, to cancel unvested incentive compensation and recover previously paid incentive compensation in the event a current or former executive officer engages in misconduct that contributes to the need for a material restatement of our financial results. Compensation awarded or earned during the 3-year period preceding the date as of which the Company is required to prepare a restatement is subject to clawback, provided that the compensation was awarded on or after the date the policy was adopted. In February 2019, the board amended and restated our clawback policy to permit the company also to recover compensation based on a current or former executive officer’s egregious misconduct that causes significant reputational or financial harm to the company. In the event of such misconduct the independent directors are authorized to cancel all unvested incentive compensation awards and require the return of compensation earned during the one-year period preceding the company’s discovery of the misconduct. In determining the amount of compensation to recover under the policy, the independent directors may take into account any considerations they deem appropriate, including events that led to a financial restatement, the conduct of the executive, the impact of the misconduct, the cost of the recovery process, and the likelihood of successful recovery under governing law.
CEO Pay Ratio
In accordance with rules promulgated by the SEC pursuant to provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are disclosing the ratio of the annual total compensation of our chief executive officer to the annual total compensation of the individual we have identified as our median employee for this purpose.
We calculated our CEO to median employee pay ratio in accordance with Item 402(u) of Regulation S-K. We identified our median employee by examining 2018 taxable earnings, as reported on W-2 forms (“W-2 taxable earnings”), for all individuals who were employed by the Company on December 31, 2018, other than our chief executive officer. We included all employees, whether employed on a full-time, part-time or seasonal basis, and we did not annualize the compensation of any full-time employee who was employed for less than the full 2018 calendar year. We believe that the use of W-2 taxable earnings, which is a broad and widely used measure of annual compensation, is an appropriate measure by which to determine the median employee. After identifying the median employee based on 2018 W-2 taxable earnings, we calculated annual total compensation for such employee using the same methodology that we use for our named executive officers as set forth in the “Totals” column in the 2018 Summary Compensation Table. As measured using that methodology, our chief executive officer’s annual total compensation for 2018 was $3,216,062 and our median employee’s annual total compensation for 2018 was $118,209. As a result, our 2018 chief executive officer to median employee pay ratio was approximately 27:1.

Executive Compensation Tables
SUMMARY COMPENSATION
The table below shows the compensation earned by the company’s named executive officers during the years ended December 31, 2016, 2017 and 2018. Only 2018 compensation is shown for Mr. Kochavatr and Ms. Kaner since that was the first year they were named executive officers.

Name and Principal Position	Year	Salary (2)	Bonus (3)	Stock Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Totals
Maria M. Pope President and Chief Executive Officer (1)	2018	$789,183	—	$1,499,987	$853,078	$10,032	$63,782	$3,216,062
	2017	540,491	—	545,362	333,540	88,124	71,937	1,579,454
	2016	477,576	—	494,985	245,180	55,384	60,683	1,333,808
James F. Lobdell Senior Vice President, Finance, Chief Financial Officer and Treasurer	2018	459,184	—	534,677	303,606	—	61,222	1,358,689
	2017	457,362	—	519,114	264,111	190,458	63,100	1,494,145
	2016	449,074	—	461,998	206,396	114,897	45,824	1,278,189
Lisa A. Kaner Vice President, General Counsel and Corporate Compliance Officer	2018	363,461	—	430,743	207,773	—	29,250	1,031,227
John T. Kochavatr Vice President, Information Technology and Chief Information Officer	2018	300,442	$200,000	430,973	148,231	—	263,438	1,343,084
William O. Nicholson Vice President, Utility Technical Services	2018	337,848	—	237,643	184,548	—	40,875	800,914
	2017	332,534	—	230,684	174,173	198,538	43,278	979,207
	2016	322,903	—	223,992	135,991	120,053	39,627	842,566

(1)
Ms. Pope was appointed President effective October 1, 2017 and Chief Executive Officer effective January 1, 2018 in connection with the retirement of our previous President and Chief Executive Officer. She previously served as Senior Vice President, Power Supply, Operations and Resource Strategy.

(2)	Amounts in the Salary column include base salary earned and, where applicable, the value of paid time off deferred under the company's 2005 Management Deferred Compensation Plan (“2005 MDCP”).

(3)	Mr. Kochavatr received a $200,000 sign-on bonus in connection with the commencement of his employment.

(4)
Amounts in the Stock Awards column constitute the aggregate grant date fair value of awards of restricted stock units computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718, Compensation - Stock Compensation, excluding the effect of estimated forfeitures related to service-based vesting, in each case valued using the closing market price of the company's common stock on the New York Stock Exchange on the grant date. In the case of Mr. Kochavatr and Ms. Kaner, these amounts include the value of awards of restricted stock units with time-based vesting conditions in the amount of of $200,00 and $100,000, respectively. All other award amounts reflect the grant date fair value of restricted stock units with performance-based vesting conditions (“performance RSUs”), and may not correspond to the actual value that will be realized. The grant date fair values of restricted stock units with performance-based vesting conditions (“performance RSUs”) assume performance at target levels, which would allow the vesting of 100% of the RSUs awarded. If the maximum number of shares issuable under the performance RSUs had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2018 would have been as follows:

Name	Maximum 2018 Performance RSU Value
Maria M. Pope	$2,624,977
James F. Lobdell	935,674
Lisa A. Kaner	578,810
John T. Kochavatr	404,193
William O. Nicholson	415,895

(5)
Amounts in the Non-Equity Incentive Plan Compensation column represent cash payments under the company's 2008 Annual Cash Incentive Master Plan for Executive Officers (“Annual Cash Incentive Plan”). The terms of the 2018 awards are discussed above in the section entitled “Annual Cash Incentive Awards” and below in the section entitled “Grants of Plan-Based Awards.”

(6)
Amounts in this column include the increase in the actuarial present value of the named executive officers' accumulated benefits under the Portland General Electric Company Pension Plan (“Pension Plan”) and above-market interest (defined as above 120% of the long-term Applicable Federal Rate) earned on balances under the 2005 MDCP and the Management Deferred Compensation Plan adopted in 1986 (”1986 MDCP” and together with the 2005 MDCP, “MDCP”). Also included are increases or decreases in deferred compensation account balances arising from the Pension Plan benefit restoration feature of the MDCP. This feature is explained below in the section entitled “Pension Benefits — MDCP Restoration of Pension Benefits.” Increases or decreases in the actuarial present value of the named executive officers’ benefits under the Pension Plan for 2018 are shown below. For 2018, there were no changes in balances under the MDCP related to the Pension Plan benefit restoration feature of the MDCP and no above-market interest on MDCP balances.

Name	Plan	Increase or Decrease in Actuarial Present Value
Maria M. Pope	Pension Plan	$10,032
James F. Lobdell	Pension Plan	(41,984)
Lisa A. Kaner	Pension Plan	—
John T. Kochavatr	Pension Plan	—
William O. Nicholson	Pension Plan	(43,237)

(7)
The figures in this column for 2018 include company contributions under the 2005 MDCP, the value of dividend equivalent rights earned under the Stock Incentive Plan, company contributions to the 401(k) Plan, company contributions to health savings accounts, and, in the case of Mr. Kochavatr, reimbursement of relocation-related expenses (including costs for the sale of Mr. Kochavatr’s previous home and purchase of a new home, shipping costs, temporary housing expenses, and other miscellaneous expenses). These amounts are set forth in the table below:

Name	2005 MDCP Contributions	Dividend Equivalent Rights*	401(k) Contributions	HSA Contribution	Relocation Expenses*	Total
Maria M. Pope	—	$45,532	$16,500	$1,750	—	$63,782
James F. Lobdell	$1,195	41,777	16,500	1,750	—	61,222
Lisa A. Kaner	—	—	27,500	1,750	—	29,250
John T. Kochavatr	400	—	27,479	1,604	$233,955	263,438
William O. Nicholson	99	22,526	16,500	1,750	—	40,875
* The value of the dividend equivalent rights was not included in the “Stock Awards” column in the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS
The following table provides information about awards granted to the named executive officers in 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards (Number of Units) (3)	Grant Date Fair Value (4)
Name	Grant Date	Threshold	Target	Maximum	Threshold (Number of Shares)	Target (Number of Shares)	Max (Number of Shares)
Maria M. Pope		$373,077	$746,154	$1,119,231
	2/14/2018				18,788	37,556	65,723		$1,499,987
James F. Lobdell		132,776	265,552	398,328
	2/14/2018				6,694	13,387	23,427		534,677
Lisa A. Kaner		90,865	181,731	272,596
	2/14/2018				4,141	8,281	14,492		330,743
	7/24/2018							2,248	100,000
John T. Kochavatr		64,826	129,652	194,477
	2/1/2018							4,797	200,000
	2/14/2018				2,892	5,783	10,120		230,873
William O. Nicholson		82,402	164,804	247,206
	2/14/2018				2,975	5,950	10,413		237,643

(1)
These columns show the range of potential payouts for cash incentive awards granted in 2018 under the Annual Cash Incentive Plan. The amounts shown in the Threshold column are the payouts when threshold performance is achieved, which are 50% of target awards . The amounts in the Target column reflect payouts at target performance, which are 100% of the target awards. The amounts shown in the Maximum column reflect maximum payouts, which are 150% of the target awards. See the section of the Compensation Discussion and Analysis entitled “Annual Cash Incentive Awards” on pages 28 to 32 for a description of the terms of the awards.

(2)
These columns show the estimated range of potential payouts for awards of performance RSUs granted in 2018 under the Stock Incentive Plan. The amounts shown in the Threshold column reflect the minimum number of RSUs that could vest, which is 50% of the target amount shown in the Target column. The number of RSUs shown in the Maximum column is equal to 175% of the target amount. See the section of the Compensation Discussion and Analysis entitled “Long-Term Equity Incentive Awards” on pages 32 to 34 for a description of the terms of the awards.

(3)	This column shows the number of RSUs with time-based vesting conditions granted in 2018 to Ms. Kaner and Mr. Kochavatr.

(4)
The grant date fair values for the performance RSUs assume performance at target levels and a stock price of $39.94 (the closing price of the company’s common stock on February 14, 2018, the date of the grant). The grant date fair value for the awards of RSUs with time-based vesting conditions is based on the closing price of the company’s common stock on the grant date ($44.28 in the case of the award to Ms. Kaner and $41.69 in the case of the award to Mr. Kochavatr).The grant date fair values of the awards assume that the executive will continue to be employed by the company until the vesting date.

OUTSTANDING AWARDS AT FISCAL YEAR-END
The following table shows, for each named executive officer, the unvested restricted stock units that were outstanding on December 31, 2018.

Name	Grant Date	Number of Units of Stock That Have Not Vested	Market Value of Units of Stock That Have Not Vested (5)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (6)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested (7)
Maria M. Pope	02/14/2018 (1)			37,556	$1,721,943
	02/15/2017 (2)			12,674	581,103
James F. Lobdell	02/14/2018 (1)			13,387	613,794
	02/15/2017 (2)			12,064	553,134
Lisa A. Kaner	02/14/2018 (1)			8,281	379,684
	06/29/2017 (2)			6,610	303,069
	07/24/2018 (3)	2,248	$100,000
John T. Kochavatr	02/14/2018 (1)			5,783	265,151
	02/01/2018 (4)	4,797	200,000
William O. Nicholson	02/14/2018 (1)			5,950	272,808
	02/15/2017 (2)			5,361	245,802

(1)
Amounts in these rows relate to performance RSUs with a three-year performance period ending December 31, 2020. The amount that will vest at the end of the performance period will be determined in the first quarter of 2021, when the Compensation Committee, or in the case of Ms. Pope, the independent directors, determine the performance results and whether to make any adjustments to payouts under the awards.

(2)
Amounts in this row relate to performance RSUs with a three-year performance period ending December 31, 2019. The amount that will vest at the end of the performance period will be determined in the first quarter of 2020, when the Compensation Committee, or in the case of Ms. Pope, the independent directors, determine the performance results and whether to make any adjustments to payouts under the awards.

(3)	Amount in this row relates to a grant of restricted stock units with time-based vesting conditions, which vested on February 13, 2019.

(4)
Amount in this row relates to a grant of restricted stock units with time-based vesting conditions, half of which vested on February 1, 2019 and the remainder of which will vest on February 1, 2020, provided that Mr. Kochavatr remains employed by the company.

(5)	Amounts in this column reflect a value of $45.85 per unit (the closing price of the company's common stock on December 31, 2018).

(6)	Amounts in this column are the number of performance RSUs granted in 2017 and 2018, none of which had vested as of December 31, 2018. The amounts shown assume the target level of performance.

(7)
Amounts in this column reflect the value of performance RSUs granted in 2017 and 2018, assuming a value of $45.85 per unit (the closing price of the company's common stock on December 31, 2018) and performance at target levels.

STOCK UNITS VESTED
The following table shows, for each of the named executive officers, the number and aggregate value of restricted stock units and related dividend equivalent rights that vested during 2018.

Name	Number of Shares Acquired on Vesting of Restricted Stock Units (1) (a)	Value Realized on Vesting (1) (b)
Maria M. Pope	11,724	$537,545
James F. Lobdell	10,943	501,737
Lisa A. Kaner (2)	—	—
John T. Kochavatr (2)	—	—
William O. Nicholson	5,306	243,280

(1)
The number of shares shown in column (a) represents performance share awards made in 2016 that vested in 2018 together with related dividend equivalents rights that were settled in the form of additional shares. The “value realized” on the vesting of these performance shares and related dividend equivalents as shown in column (b) is equal to the number of shares that vested multiplied by $45.85, the NYSE closing share price of our common stock on the vesting date of December 31, 2018. Following a review of the terms of our long-term incentive award grants, we determined that the Stock Units Vested table in our 2018 proxy statement should have included information with respect to restricted stock unit awards made in 2015 rather than 2014. The number of shares acquired on the vesting of the 2015 restricted stock unit awards and value realized on such vesting for our 2018 named executive officers were as follows: James J. Piro: 41,901 shares, $1,909,848; James F. Lobdell: 12,104 shares, $551,700; Maria M. Pope: 13,190 shares, $601,200; J. Jeffrey Dudley: 7,307 units, $333,053; William O. Nicholson: 6,520 shares, $297,182; W. David Robertson: 6,020 shares, $274,392.

(2)	Ms. Kaner and Mr. Kochavatr joined the company in 2017 and 2018, respectively, and therefore did not receive the performance share awards reflected in the Stock Units Vested table.
PENSION BENEFITS
The following table shows, for each of the named executive officers, the actuarial present value of the officer’s accumulated benefit under the Pension Plan as of December 31, 2018. The Pension Plan was closed to new participants before Ms. Kaner and Mr. Kochavatr joined the company.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
Maria M. Pope	Pension Plan	10.00	$354,834
James F. Lobdell	Pension Plan	34.20	1,436,691
Lisa A. Kaner	Pension Plan	—	—
John T. Kochavatr	Pension Plan	—	—
William O. Nicholson	Pension Plan	38.50	1,509,523
Pension Plan
Participants earn benefits under the Pension Plan during each year of employment. Employees are vested in plan benefits after 5 years of service. Normal retirement age under the plan is 65. Early retirement income is available to participants after age 55, but benefits are reduced for each year prior to the normal retirement date. Each of the named executive officers eligible to participate in the plan, other than Ms. Pope, is currently eligible for early retirement under the Pension Plan.
For non-union plan participants, the basic monthly pension benefit is based on Final Average Earnings (“FAE”), defined as the highest consecutive 60 months of earnings (base pay paid, excluding reductions due to income deferrals) during the last 120 months of employment.
The basic pension benefit under the plan is calculated as follows:

Monthly Benefit	=	1.2% of FAE for first 30 years of service	+	0.5% of FAE in excess of 35-Year Average of Social Security Taxable Wage Base	+	0.5% of FAE for each year of service over 30 years
The normal form of payment for a participant who does not have a spouse is a straight life annuity, which makes periodic payments to the participant until his or her death. The normal form of payment if the participant has a spouse is a contingent annuity, which makes full payments for the life of the participant and thereafter 50% of the full payments until the death of the spouse if he or she survives the participant.
Pension plan calculations are based on assumptions that are reviewed annually with the company’s actuaries. The benefit calculation shown in the table above assumes retirement at age 65 (or current age if later), a discount rate of 4.25% and mortality assumptions based on the Generational Annuitant Mortality (RP 2000 with Scale BB projections). These assumptions are the same ones used for financial reporting purposes.
MDCP Restoration of Pension Benefits
The 1986 MDCP and 2005 MDCP (“MDCP Plans”) provide a benefit to compensate participants for Pension Plan benefits that are lower due to salary deferrals under the MDCP Plans. These deferrals reduce a participant’s Final Average Earnings, on which Pension Plan benefits are based. The present value of the reduction in Pension Plan benefits due to salary deferrals is calculated as a lump sum upon termination of employment and added to the participant’s deferred compensation plan account balance. The aggregate present value of this benefit is reflected in the Pension Benefits table above.

NON-QUALIFIED DEFERRED COMPENSATION
We offer a select group of management and highly compensated employees an opportunity to defer compensation under the 2005 MDCP. Before January 1, 2005 (the effective date of the 2005 MDCP), eligible employees were able to defer compensation under the 1986 MDCP. The following table shows the named executive officers’ contributions and earnings in 2018 and balances as of December 31, 2018 under these plans. The accompanying narrative describes important provisions of the plans.

Name	Plan	Executive Contributions in 2018 (1)	Company Contributions in 2018 (2)	Aggregate Earnings in 2018 (3)	Aggregate Balance at 12/31/18 (4)
Maria M. Pope	2005 MDCP	$71,849	—	$52,615	$1,196,415
	1986 MDCP	—	—	—	—
James F. Lobdell	2005 MDCP	108,011	$1,195	43,505	1,005,207
	1986 MDCP	—	—	115,961	1,726,195
Lisa A. Kaner	2005 MDCP	—	—	—	—
	1986 MDCP	—	—	—	—
John T. Kochavatr	2005 MDCP	25,654	400	515	26,569
	1986 MDCP	—	—	—	—
William O. Nicholson	2005 MDCP	11,536	99	7,177	165,474
	1986 MDCP	—	—	75,648	1,126,096

(1)
Amounts in this column include salary and paid-time-off deferrals that are reflected in the “Salary” column, and cash incentive award deferrals that are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
Amounts in this column include a company matching contribution of 3% of annual base salary deferred under the plans. These amounts are included in the Summary Compensation Table under “All Other Compensation.”

(3)	Amounts in this column are included in the Summary Compensation Table under “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” to the extent that the earnings are above-market.

(4)
All amounts included in this column were reported as compensation to the named executive officer in the company’s Summary Compensation Table for previous years, other than amounts earned before the officer first became a named executive officer.

Each calendar year participants may defer up to 80% of their base salary and 100% of their cash incentive compensation. Participants may also contribute cash payments in lieu of up to 160 hours of canceled paid time off (the excess, as of year-end, of their unused paid time off over 200 hours). The company provides a 3% matching contribution for base salary deferred. The 2005 MDCP and 1986 MDCP also provide for company contributions to compensate participants for lower Pension Plan payments they may receive as a result of participating in the plans. See the section above entitled “Pension Benefits — MDCP Restoration of Pension Benefits.”
Amounts deferred under the 2005 MDCP accrue interest that is .5% higher than the annual yield on Moody’s Average Corporate Bond Yield Index. The 1986 MDCP provides interest that is 3.0% higher than the same Moody’s index.
Payments under both plans are triggered by termination of employment (under the 2005 MDCP, beginning six months after separation from service). A participant’s account balance during the six-month delay continues to accrue interest. Under both plans, benefits are paid in one of the following forms, as elected by the participant in a payment election form filed each year for the following year’s deferrals: (i) a lump-sum payment; (ii) monthly installments in equal payments of principal and interest over a period of up to 180 months; or (iii) monthly installment payments over a period of up to 180 months, consisting of interest only payments for up to 120 months and principal and interest payments of the remaining account balance over the remaining period. If the participant is under 55 years of age upon termination of employment, the restoration of pension benefits payment is made in a lump sum with the first monthly payment.

TERMINATION AND CHANGE IN CONTROL BENEFITS
The tables below show the estimated value of payments and other benefits to which the named executive officers would be entitled under the company’s plans and programs upon termination of employment in specified circumstances and following a change in control of the company. The amounts shown assume that the effective date of the termination or change in control is December 31, 2018. Benefits that (i) do not discriminate in favor of executive officers and are generally available to salaried employees or (ii) are disclosed above under “Pension Benefits” and “Non-Qualified Deferred Compensation” are not shown below.

Maria M. Pope
Benefit Plan	Retirement	Involuntary Not for Cause Termination	Change in Control	Termination Following Change in Control	Death or Disability
Deferred Compensation Plans(1)	—	—	—	—	—
Severance Pay Plan(2)	—	$750,000	—	$750,000	—
Performance RSUs(3)(4)	$861,751	—	—	2,391,719	$861,751
Annual Cash Incentive Award(5)	853,078	—	—	746,154	853,078
Outplacement Assistance Plan(6)	—	8,000	—	—	—
Total	1,714,829	758,000	—	3,887,873	1,714,829

James F. Lobdell
Benefit Plan	Retirement	Involuntary Not for Cause Termination	Change in Control	Termination Following Change in Control	Death or Disability
Deferred Compensation Plans(1)	—	—	$69,048	—	—
Severance Pay Plan(2)	—	$445,582	—	$445,582	—
Performance RSUs(3)(4)	$539,196	—	—	1,219,427	$539,196
Annual Cash Incentive Award(5)	303,606	—	—	265,552	303,606
Outplacement Assistance Plan(6)	—	8,000	—	—	—
Total	842,802	453,582	69,048	1,930,561	842,802

Lisa A. Kaner
Benefit Plan	Retirement	Involuntary Not for Cause Termination	Change in Control	Termination Following Change in Control	Death or Disability
Deferred Compensation Plans(1)	—	—	—	—	—
Severance Pay Plan(2)	—	$367,500	—	$367,500	—
Performance RSUs(3)(4)	$307,378	—	—	712,876	$307,378
Annual Cash Incentive Award(5)	207,773	—	—	181,731	207,773
Outplacement Assistance Plan(6)	—	8,000	—	—	—
Total	515,151	375,500	—	1,262,107	515,151

John T. Kochavatr
Benefit Plan	Retirement	Involuntary Not for Cause Termination	Change in Control	Termination Following Change in Control	Death or Disability
Deferred Compensation Plans(1)	—	—	—	—	—
Severance Pay Plan(2)	—	$330,000	—	$330,000	—
Performance RSUs(3)(4)	$72,718	—	—	273,404	$72,718
Annual Cash Incentive Award(5)	148,231	—	—	153,947	148,231
Outplacement Assistance Plan(6)	—	8,000	—	—	—
Total	220,949	338,000	—	757,351	220,949

William O. Nicholson
Benefit Plan	Retirement	Involuntary Not for Cause Termination	Change in Control	Termination Following Change in Control	Death or Disability
Deferred Compensation Plans(1)	—	—	$45,044	—	—
Severance Pay Plan(2)	—	$329,608	—	$329,608	—
Performance RSUs(3)(4)	$239,658	—	—	541,947	$239,658
Annual Cash Incentive Award(5)	184,548	—	—	164,804	184,548
Outplacement Assistance Plan(6)	—	8,000	—	—	—
Total	424,206	337,608	45,044	1,036,359	424,206

(1)
In the event of a Change of Control, as defined in the 1986 MDCP, participants are eligible to take an accelerated distribution of their account balances at a reduced forfeiture rate. See the section below entitled “Management Deferred Compensation Plan - Effect of Change in Control” for additional information. The amount shown in the Change in Control column is the amount by which the forfeiture would be reduced, assuming that a Change in Control occurred on December 31, 2018 and the officer elected to take an early distribution of his or her 1986 MDCP account balance as of that date. Ms. Pope, Mr. Kochavatr and Ms. Kaner do not have an account balance under the 1986 MDCP.

(2)
The amounts shown in the Involuntary Not for Cause Termination column assume 12 months of pay at 2018 salary levels for all named executive officers. The amounts shown in the Termination Following Change in Control column consist of 12 months of base salary plus the value of the target cash incentive award for the fiscal year in which the termination occurs.

(3)
Amounts in this row under the headings “Retirement” and “Death or Disability” constitute the value of performance RSUs granted under the Stock Incentive Plan that would vest, assuming performance at 79.8% of target performance for the 2018 grants and 94.9% of target performance for the 2017 grants. The payout percentages for the 2018 and 2017 grants are based on forecasted results. The values reflect the closing price of the company’s common stock as of December 31, 2018 ($45.85).

(4)
The amount in this row under the heading “Termination Following Change in Control” shows the value of the performance RSUs granted under the Stock Incentive Plan in 2017 and 2018. These grants included provisions for accelerated vesting in the event of a termination following a Change in Control, as described in the narrative below. The value shown reflects the closing price of the company's common stock as of December 31, 2018 ($45.85).

(5)
Under the company's Annual Cash Incentive Plan, if a participant's employment terminates due to the participant’s death, disability or retirement prior to payment being made under an award, the company would pay an award to the participant or the participant's estate at the same time that awards are payable generally to other participants, pro-rated to reflect the number of full and partial months during the award year during which the participant was employed by the company. The amount of the payout would be based on actual performance results for the year.

(6)
Amounts in this row are the estimated value of outplacement assistance consulting services received, assuming that the executive is granted six months of outplacement assistance, at a value of $5,000 for the first three months and $3,000 for an additional three months.

Management Deferred Compensation Plan — Effect of Change In Control
The 1986 MDCP allows participants to elect an accelerated distribution of all or a portion of their accounts, which results in a forfeiture of a portion of the distributed amounts. Following a Change of Control, as defined in the plan, only 6% of the distribution is forfeited, rather than the 10% forfeiture normally provided for under the plan. “Change of Control” is defined in the 1986 MDCP as an occurrence in which: (1) a person or entity becomes the beneficial owner of securities representing 30% or more of the voting power of the company’s outstanding voting securities, or (2) during any period of two consecutive years, individuals who at the beginning of the period constituted the board, and any new director whose election by the board or nomination for election by the company’s stockholders was approved by at least two-thirds of the directors in office who either were directors as of the beginning of the period or whose election or nomination was previously so approved, cease to constitute at least a majority of the board.

Cash Severance Benefits
Under the Severance Pay Plan for Executive Employees, executives of the company are eligible for severance pay if they are terminated without cause, or voluntarily terminate employment for good reason and within 90 days of the occurrence that constitutes good reason. If the termination occurs within two years after a change in control, the benefit is equal to 12 months of base pay plus the value of the executive’s target annual cash incentive award. If the termination is not within two years of a change of control, the severance benefit is equal to 12 months of base pay.
For purposes of the plan, the terms “change in control,” “cause,” and “good reason” have the following meanings:
“Change in control” means any of the following:

–	A person or entity becomes the beneficial owner of company securities representing more than 30% of the combined voting power of the company’s then outstanding voting securities;

–
During any period of two consecutive years, individuals who at the beginning of the period constitute the members of the Board of Directors and any new director whose election to the Board of Directors or nomination for election to the Board of Directors by the company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors;

–
The company merges with or consolidates into any other corporation or entity, other than a merger or consolidation which would result in the holders of the voting securities of the company outstanding immediately prior thereto holding immediately thereafter securities representing more than 50% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation; or

–	The shareholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all of the company’s assets.
“Good reason” means the occurrence of any of the following conditions:

–
A material adverse change in the nature of the executive’s duties or responsibilities (provided that merely ceasing to be an officer of a public company does not itself constitute a material adverse change);

–	A material reduction in the executive’s base compensation or incentive compensation opportunities; or

–	A mandatory relocation of the executive’s principal place of work in excess of 50 miles.
“Cause” in the case of a termination that occurs within two years of a change of control is defined as:

–
The substantial and continuing failure of the executive to perform substantially all of his or her duties to the company (other than a failure resulting from incapacity due to physical or mental illness), after 30 days’ notice from the company;

–	The violation of a company policy, which could reasonably be expected to result in termination;

–	Dishonesty, gross negligence or breach of fiduciary duty;

–	The commission of an act of fraud or embezzlement, as found by a court of competent jurisdiction;

–	The conviction of a felony; or

–
A material breach of the terms of an agreement with the company, provided that the company provides the executive with adequate notice of the breach and the executive fails to cure the breach within 30 days after receipt of notice.

“Cause” in the case of a termination that does not occur within two years of a change in control is defined as a violation of company standards of performance, conduct or attendance (as construed by the company in its sole discretion).
Annual Cash Incentive Plan
Under the terms of the Annual Cash Incentive Plan, if a participant’s employment terminates due to the participant’s death, disability or retirement, the company will pay an award to the participant or the participant’s estate if and when awards are payable generally to other participants under the plan. The amount of the award will be prorated to reflect the number of full and partial months during the year in which the participant was employed. For the purposes of this provision, “retirement” means a participant’s termination of employment after meeting the requirements for retirement under the company’s pension plan (currently age 55 with five years of service).
Stock Incentive Plan
Compensation Committee Discretion in Event of Change in Control
Under the terms of the Stock Incentive Plan, in the event of a change in control or a significant change in the business condition or strategy of the company, the Compensation Committee may accelerate distribution of stock awards, provide payment to the participant of cash or other property equal to the fair market value of the award, adjust the terms of the award, cause the award to be assumed, or make such other adjustments to awards as the committee considers equitable to the participant and also in the best interest of the company and its shareholders.

Change in Control Provisions in Performance RSU Awards
Our performance RSU awards for executives provide for accelerated vesting in the event of the executive’s termination following a change in control. Under the terms of the grant agreements, a number of such performance RSUs will vest automatically if, within two years following a change in control: (i) the grantee’s employment is terminated by the company without cause, or (ii) the grantee voluntarily terminates employment for good reason within 90 days after the event constituting good reason. For purposes of the RSU awards, the terms “change in control,” “cause,” and “good reason” have the same definitions as those described above under the heading “Cash Severance Benefits.”
To determine the number of performance RSUs that would vest in the event of a termination following a change in control, the Compensation Committee is required to use a performance percentage calculated in accordance with the terms of the awards, subject to the committee’s right to adjust awards downward, and to the following principles:

•
For the return on equity performance goal, Accounting ROE would be assumed to be actual accounting ROE for any fiscal years that ended prior to the termination of employment, and target ROE for any other fiscal years included in the performance period.

•	For the relative total shareholder return goal, target performance results would be assumed for the 3-year performance period.
The number of dividend equivalent rights would be determined in accordance with the terms of the awards, calculated as if the date of termination were the end of the performance period.
Vesting of Performance RSUs in Event of Death, Disability or Retirement
The restricted stock unit award agreements with the named executive officers provide for early vesting of the performance RSUs in the event an officer’s employment is terminated due to the officer’s death, disability or retirement. The number of units that vest is determined by multiplying the performance percentage by the number of performance RSUs originally granted and by the percentage of the performance period that the officer was actively employed. The remaining performance RSUs are forfeited.
Outplacement Assistance Plan
The company maintains the Portland General Electric Company Outplacement Assistance Plan to cover the cost of outplacement assistance for certain employees who lose their jobs as a result of corporate, departmental or work group reorganization, including the elimination of a position or similar business circumstances. Eligible management employees, including officers, are offered the services of an outside outplacement consultant for three to six months, with the exact length of the services determined by the Compensation Committee.

Stock Information

Security Ownership of Certain Beneficial Owners and Management
On February 28, 2019 there were 89,346,322 shares of PGE common stock outstanding. The following table sets forth, as of that date unless otherwise specified, the beneficial ownership of PGE common stock of (1) known beneficial owners of more than 5% of the outstanding shares of PGE common stock, (2) each director or nominee for director, (3) each of our “named executive officers” listed in the Summary Compensation Table, and (4) our executive officers and directors as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his, her or its name, except as otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% or Greater Holders
The Vanguard Group, Inc. (1)	8,785,885	9.8%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc. (2)	8,758,280	9.8%
40 East 52nd Street
New York, NY 10022
Non-Employee Directors
John W. Ballantine	22,867 (3)	*
Rodney L. Brown, Jr.	22,191 (3)	*
Jack E. Davis	14,356 (3)	*
David A. Dietzler	22,867 (3)	*
Kirby A. Dyess	19,233 (3)	*
Mark B. Ganz	22,867 (3)(4)	*
Kathryn J. Jackson	11,044 (3)	*
Michael H. Millegan	545 (3)	*
Neil J. Nelson	22,467 (3)(4)	*
M. Lee Pelton	22,867 (3)	*
Charles W. Shivery	11,462 (3)	*
Named Executive Officers
Maria M. Pope	28,209 (5)	*
James F. Lobdell	47,007 (6)	*
Lisa A. Kaner	1,582 (7)	*
John T. Kochavatr	3,161 (8)	*
William O. Nicholson	24,131 (9)(10)	*
All of the company's executive officers and directors as a group (21 persons)	344,830 (11)	*

*	Percentage is less than 1% of PGE common stock outstanding.

(1)
As reported on Schedule 13G/A filed with the SEC on February 12, 2019, reporting information as of December 31, 2018. According to Schedule 13G/A, includes sole voting power with respect to 107,223 shares, shared voting power with respect to 33,731 shares, sole dispositive power with respect to 8,672,982 shares, and shared dispositive power with respect to 112,903 shares.

(2)
As reported on Schedule 13G/A filed with the SEC on February 6, 2019, reporting information as of December 31, 2018. The Schedule 13G/A indicates that the shares are held by 17 separate entities and that none of these entities beneficially own 5% or more of the outstanding PGE common stock. According to Schedule 13G/A, includes sole voting power with respect to 8,280,134 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 8,758,280 shares, and shared dispositive power with respect to 0 shares.

(3)	Includes 613 shares of common stock (545 in the case of Michael H. Millegan) that will be issued upon the vesting of restricted stock units that will vest within 60 days of February 28, 2019.

(4)	Shares are held jointly with the individual's spouse, who shares voting and investment power.

(5)
Includes 753 shares of common stock that would be issued upon the vesting of restricted stock units (and dividend equivalent rights accrued thereon) that would vest within 60 days of February 28, 2019 if the officer terminates employment due to death or disability. Includes 19,641 shares jointly held with Ms. Pope’s spouse, who shares voting and investment power with respect to such shares.

(6)
Includes 212 shares of common stock that would be issued upon the vesting of restricted stock units (and dividend equivalent rights accrued thereon) that would vest within 60 days of February 28, 2019 if the officer terminates employment due to (i) death, (ii) disability, or (iii) retirement after attaining age 55 with at least five years of service.

(7)
Includes 135 shares of common stock that would be issued upon the vesting of restricted stock units (and dividend equivalent rights accrued thereon) that would vest within 60 days of February 28, 2019 if the officer terminates employment due to death or disability.

(8)
Includes 1,622 shares of common stock that would be issued upon the vesting of restricted stock units (and dividend equivalent rights accrued thereon) that would vest within 60 days of February 28, 2019 if the officer terminates employment due to death or disability.

(9)
Includes 82 shares of common stock that would be issued upon the vesting of restricted stock units (and dividend equivalent rights accrued thereon) that would vest within 60 days of February 28, 2019 if the officer terminates employment due to (i) death, (ii) disability, or (iii) retirement after attaining age 55 with at least five years of service.

(10)
Includes 20,581 shares that are held in the William & Kathleen Nicholson Revocable Trust, pursuant to which Mr. Nicholson and his spouse may be deemed to share voting and investment power with respect to the shares.

(11)	Includes 10,159 shares of common stock issuable within 60 days of February 28, 2019 upon the vesting of restricted stock units (and dividend equivalent rights accrued thereon).
Section 16(a) Beneficial Reporting Compliance
SEC rules require that we disclose late filings of reports of stock ownership (and changes in stock ownership) by our directors and executive officers and persons who beneficially own more than 10% of our common stock. To the best of our knowledge, all of the filings required by Section 16(a) of the Securities Exchange Act of 1934 for our directors and executive officers and persons who beneficially own more than 10% of our common stock were made on a timely basis in 2018.
Equity Compensation Plans
The following table provides information as of December 31, 2018 for the Portland General Electric Company Stock Incentive Plan and the Portland General Electric Company 2007 Employee Stock Purchase Plan. The Stock Incentive Plan was originally approved by our shareholders on May 7, 2008 at the company’s 2008 annual meeting of shareholders. The Stock Incentive Plan was amended and restated as of February 13, 2018 and was approved by our shareholders as amended and restated at the annual shareholders meeting held April 24, 2018. The 2007 Employee Stock Purchase Plan was approved by the shareholders on May 2, 2007 at the company’s 2007 annual meeting of shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans approved by security holders	664,084 (1)	N/A	3,146,445 (2)(3)
Equity Compensation Plans not approved by security holders	N/A	N/A	N/A
Total	664,084 (1)	N/A	3,146,445 (2)(3)

(1)
Represents outstanding restricted stock units and related dividend equivalent rights issued under the Stock Incentive Plan, and assumes maximum payout for restricted stock units with performance-based vesting conditions. The restricted stock units do not have an exercise price and are issued when award criteria are satisfied. See the sections entitled “Non-Employee Director Compensation — Restricted Stock Unit Grants” and “Long-Term Equity Incentive Awards” for further information regarding the Stock Incentive Plan.

(2)	Represents shares remaining available for issuance under the Stock Incentive Plan and the 2007 Employee Stock Purchase Plan.

(3)
Includes approximately 17,000 shares available for future issuance under the 2007 Employee Stock Purchase Plan that are subject to purchase in the purchase period from January 1, 2019 to June 30, 2019. The number of shares subject to purchase during any purchase period depends on the number of current participants and the price of the common stock on the date of purchase.

Annual Meeting Information
Questions and Answers about the Annual Meeting
Why did I receive a notice in the mail regarding the internet availability of proxy materials this year instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials on the internet instead of mailing printed copies of those materials to each shareholder. By doing so, we hope to save costs and reduce the environmental impact of our annual meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials at no charge. Instructions on how to access the proxy materials on the internet or to request a printed copy may be found in the Notice of Internet Availability. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by following the instructions on the website referred to in the Notice of Internet Availability.
What is “householding” and how does it affect me?
The company has adopted the “householding” procedure approved by the SEC, which allows us to deliver one set of documents to a household of shareholders instead of delivering a set to each shareholder in a household, unless we have been instructed otherwise. This procedure is more environmentally friendly and cost-effective because it reduces the number of copies to be printed and mailed. Shareholders who receive proxy materials in paper form will continue to receive separate proxy cards to vote their shares. If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.
Why am I receiving these materials?
The Board of Directors has made these materials available to you on the internet, or, upon your request, will deliver printed versions of these materials to you by mail, in connection with the board’s solicitation of proxies for use at our 2019 Annual Meeting of Shareholders. You are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.
What is included in these materials?
These materials include:
Our proxy statement for the annual meeting; and
Our 2018 Annual Report to Shareholders, which includes our audited financial statements.
If you request printed versions of these materials by mail, these materials will also include the proxy card for the 2019 annual meeting.
How can I get electronic access to the proxy materials?
The Notice of Internet Availability provides you with instructions regarding how to:
View our proxy materials for the annual meeting on the internet; and
Instruct us to send our future proxy materials to you electronically by email.
Who is entitled to vote at the annual meeting?
Holders of PGE common stock as of the close of business on the record date, February 28, 2019, may vote at the annual meeting, either in person or by proxy. As of the close of business on February 28, 2019, there were 89,346,322 shares of PGE common stock outstanding and entitled to vote. The common stock is the only authorized voting security of the company, and each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What matters will be voted on at the annual meeting?
There are three matters scheduled for a vote at the annual meeting:

1.	The election of directors;

2.	The ratification of the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2019; and

3.	An advisory, non-binding vote to approve the compensation of the company's named executive officers.
What are the board’s voting recommendations?
The board recommends that you vote your shares in the following manner:
“FOR” the election of each of the company’s nominees for director;
“FOR” the ratification of the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2019; and
“FOR” the approval of the compensation of the company’s named executive officers.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, or AST, you are considered the “shareholder of record” with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares. You also are invited to attend the annual meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting.
How can I vote my shares before the annual meeting?
If you hold shares in your own name as a shareholder of record, you may vote before the annual meeting online by following the instructions contained in the Notice of Internet Availability. If you request printed copies of the proxy materials by mail, you may also vote by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.
If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares.
Even if you plan to attend the annual meeting, we recommend that you vote before the meeting as described above so that your vote will be counted if you later decide not to attend the meeting. Submitting a proxy or voting by telephone or through the internet will not affect your right to attend the annual meeting and vote in person.
How will my shares be voted if I give my proxy but do not specify how my shares should be voted?
If your shares are held in your own name as a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, your shares will be voted as follows:
“FOR” the election of each of the company's nominees for director;
“FOR” the ratification of the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm for fiscal year 2019; and
“FOR” the approval of the compensation of the company's named executive officers.
If I am the beneficial owner of shares held in street name by my broker, will my broker automatically vote my shares for me?
New York Stock Exchange rules applicable to broker-dealers grant your broker discretionary authority to vote your shares without receiving your instructions on certain routine matters. Your broker has discretionary authority under the New York Stock Exchange rules to vote your shares on the ratification of the appointment of the independent registered public accounting firm. However, unless you provide voting instructions to your broker, your broker does not have authority to vote your shares with respect to the election of directors and the approval of the compensation of the company’s named executive officers. As a result, we strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.
Could other matters be decided at the annual meeting?
As of the date of this proxy statement, we are unaware of any matters, other than those set forth in the Notice of Annual Meeting of Shareholders, that may properly be presented at the annual meeting. If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies on the enclosed proxy card, or their duly constituted substitutes, will be deemed authorized to vote those shares for which proxies have been given or otherwise act on such matters in accordance with their judgment.
Can I vote in person at the annual meeting?
Yes. If you hold shares in your own name as a shareholder of record, you may come to the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot. If you are the beneficial owner of shares held in street name, you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.
What do I need to bring to be admitted to the annual meeting?
All shareholders must present a form of personal photo identification in order to be admitted to the meeting. In addition, if your shares are held in the name of your broker, bank or other nominee and you wish to attend the annual meeting, you must bring an account statement or letter from the broker, bank or other nominee indicating that you were the owner of the shares on February 28, 2019.
How can I change or revoke my vote?
If you hold shares in your own name as a shareholder of record, you may change your vote or revoke your proxy at any time before voting begins by:
Notifying our Corporate Secretary in writing that you are revoking your proxy;
Delivering another duly signed proxy that is dated after the proxy you wish to revoke, or delivering a later-dated vote by telephone or on the internet; or
Attending the annual meeting and voting in person by properly completing and submitting a ballot. (Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked.)
Any written notice of revocation, or later dated proxy, should be delivered to:
Portland General Electric Company
Attention: Corporate Secretary
121 SW Salmon Street, 1WTC1301
Portland, Oregon 97204
Alternatively, you may hand-deliver a written revocation notice, or a later dated proxy, to the Corporate Secretary at the annual meeting before the voting begins.
If you are the beneficial owner of shares held in street name and wish to change your vote with respect to those shares, please check with your broker, bank or other nominee and follow the procedures your broker, bank or other nominee provides you.
What are the voting requirements to elect directors and approve the other proposals described in the proxy statement?
The vote required to approve each of the matters scheduled for a vote at the annual meeting is set forth below:

Proposal	Vote Required
Election of directors	Votes in Favor Exceed Votes Against
Ratification of appointment of Deloitte & Touche LLP	Votes in Favor Exceed Votes Against
Advisory vote on approval of the compensation of the company’s named executive officers	Votes in Favor Exceed Votes Against
With respect to the advisory vote to approve the compensation of the company’s named executive officers, if there is any significant vote against this item, the Compensation and Human Resources Committee will consider the concerns of our shareholders and evaluate whether any actions are necessary to address those concerns.
What is the “quorum” for the annual meeting and what happens if a quorum is not present?
The presence at the annual meeting, in person or by proxy, of a majority of the shares issued and outstanding and entitled to vote as of February 28, 2019 is required to constitute a “quorum.” The existence of a quorum is necessary in order to take action on the matters scheduled for a vote at the annual meeting. If you vote online or by telephone, or submit a properly executed proxy card, your shares will be included for purposes of determining the existence of a quorum. Proxies marked “abstain” and “broker non-votes” (each of which are explained below) also will be counted in determining the presence of a quorum. If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the chair of the meeting, or the shareholders by a vote of the holders of a majority of shares present in person or represented by proxy, may, without further notice to any shareholder (unless a new record date is set), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.
What is an “abstention” and how would it affect the vote?
An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. However, an abstention with respect to a matter submitted to a vote of shareholders will not be counted for or against the matter. Consequently, an abstention with respect to any of the proposals at the annual meeting will not affect the outcome of the vote.
What is a “broker non-vote” and how would it affect the vote?
A broker non-vote occurs when a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner with respect to the ratification of the appointment of the independent registered public accounting firm, but not with respect to the other proposals. Accordingly, there might be broker non-votes with respect to the election of directors and the advisory vote to approve the compensation of the company’s named executive officers. A broker non-vote will not be counted for or against the matter and, therefore, will not affect the outcome of the vote with respect to any of the proposals at the annual meeting.
Who will conduct the proxy solicitation and how much will it cost?
The company is soliciting your proxy for the annual meeting and will pay all the costs of the proxy solicitation process. Our directors, officers and employees may communicate with shareholders by telephone, facsimile, email or personal contact to solicit proxies. These individuals will not be specifically compensated for doing so. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials to the beneficial owners of PGE common stock.
Who will count the votes?
Broadridge Financial Solutions, Inc. will tabulate the votes cast by mail, internet, or telephone. Nora E. Arkonovich, our Corporate Secretary, will tabulate any votes cast at the annual meeting and will act as inspector of election to certify the results.
If you have any questions about voting your shares or attending the annual meeting, please call our Investor Relations Department at (503) 464-8586.
Shareholder Proposals for the 2020 Annual Meeting
We plan to hold our 2020 annual meeting of shareholders on April 22, 2020.
Requirements for Shareholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials

For shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2020 annual meeting of shareholders, they must be received by the company’s Corporate Secretary no later than November 15, 2019. All proposals must also comply with Rule 14a-8 under the Securities Exchange Act of 1934, which lists the requirements for the inclusion of shareholder proposals in company proxy materials.

Requirements for Shareholder Proposals to Be Brought Before the 2020 Annual Meeting of Shareholders and Director Nominations

Notice of any proposal that a shareholder intends to present at the 2020 annual meeting of shareholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2020 annual meeting of shareholders, as well as any director nominations, must be delivered to the Company’s Corporate Secretary not earlier than November 26, 2019 and no later than the close of business on December 26, 2019. In addition, the notice must set forth the information required by the Company’s bylaws with respect to the shareholder submitting the notice and each director nomination or other proposal that the shareholder intends to present at the annual meeting.
Shareholder proposals and nominations should be addressed to Portland General Electric Company, Attention: Corporate Secretary, 121 SW Salmon Street, 1WTC1301, Portland, Oregon 97204. We recommend that shareholders submitting proposals or nominations use certified mail, return receipt requested, in order to provide proof of timely receipt. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements, including the rules established by the SEC.